Salem Partners LLC Presentation to the Special Committee of the Board of Directors of Regarding a Transaction with March 29, 2012

Table of Contents

1. **Executive Summary**
   - i. Introduction
   - ii. Proposed Terms
   - iii. Value Attributed to Image in the Merger
   - iv. Consideration for JHP, Management, Other Insiders and Non-Insider Shareholders
2. **Image Overview**
   - i. Company Background
   - ii. Directors and Executive Officer Biographies
   - iii. Current Market Capitalization
   - iv. Ownership Profile
   - v. Historical Financial Performance
   - vi. Historical Trading Performance
   - vii. Historical Stock Price vs. Proposed Consideration
   - viii. Premiums Paid Analysis
   - ix. Purchase Price Ratio Analysis
   - x. Shares Traded Analysis
   - xi. Discounted Cash Flow Analysis
   - xii. Summary Valuation Analysis
3. **Acorn Overview**
   - i. Acorn Background
   - ii. Directors and Executive Officer Biographies
   - iii. Historical and Projected Financial Performance
   - iv. Purchase Price Ratio Analysis
   - v. Discounted Cash Flow Analysis
   - vi. Summary Valuation Analysis
4. **RLJ Overview**
   - i. RLJ Background
   - ii. RLJ Ownership
   - iii. RLJ Balance Sheet
   - iv. Directors and Executive Officer Biographies
5. **Analysis of the Combination of RLJ, Image and Acorn**
   - i. Sources and Uses
   - ii. Pro Forma Ownership Profile
   - iii. RLJ Redemption Scenario Analysis
   - iv. Combined Company Historical and Projected Income Statement
   - v. Purchase Price Ratio Analysis
   - vi. Discounted Cash Flow Analysis
   - vii. Combined Company Valuation Summary
   - viii. Pro Forma Valuation Summary

Appendix
   - i. Comparable Companies Analysis
   - ii. Precedent Transaction Analysis
   - iii. Assessment of the Discount Rate
   - iv. Discounted Cash Flow Analysis Assumptions
   - v. Draft opinion letter dated March 29, 2012

IMAGE ENTERTAINMENT

- 2 -

SALEM PARTNERS

1: Executive Summary - 3 -

- 4 - Executive Summary Introduction ▪ We, Salem Partners LLC (“Salem Partners”), understand that Image Entertainment, Inc . , a Delaware corporation (“Image” or the “Company”), and RLJ Acquisition, Inc . , a Nevada corporation (“RLJ”), propose to enter into an Agreement and Plan of Merger . ▪ Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, RLJ will form (i) a newly incorporated Nevada corporation named RLJ Entertainment, Inc . (“Holdings”) as a wholly owned subsidiary of RLJ, (ii) a newly incorporated Nevada corporation named RLJ Merger Sub I, Inc . as a wholly owned subsidiary of Holdings (“RLJ Sub”), and (iii) a newly incorporated Delaware corporation named RLJ Merger Sub II, Inc . as a wholly owned subsidiary of Holdings (“Image Sub”) . ▪ As more fully described in the Merger Agreement, RLJ and the Company will enter into a business combination transaction pursuant to which (i) RLJ Sub will merge with and into RLJ and (ii) Image Sub will merge with and into the Company (the “Merger”) . ▪ In connection with the Merger, RLJ and the holders of the Series B Preferred Stock of Image (“Preferred Stockholders”), $ 0 . 0001 par value per share (the “Preferred Stock”) will be entering into a Preferred Stock Purchase Agreement (the “Preferred Stock Purchase Agreement”) pursuant to which RLJ will purchase all of the issued and outstanding shares of the Company’s Preferred Stock for an aggregate purchase price of $ 22 , 600 , 000 , payable in cash and promissory notes as further described in the Preferred Stock Purchase Agreement . ▪ In connection with the Merger, each share of Image common stock (“Common Stock”) issued and outstanding immediately prior to the Merger shall be cancelled and, except for 35 . 4 million shares of Common Stock forfeited by Insiders, shall be automatically converted to the right to receive that number of shares of Holdings common stock, par value $ 0 . 001 per share ("Purchaser Shares"), equal to 2 , 289 , 000 less the Transaction Expense Shares (as defined in the Merger Agreement) divided by the number of shares of Image Common Stock outstanding immediately prior to the effective time of the Merger (the "Merger Consideration"), or 0 . 00972 Purchaser Shares ("Per Share Merger Consideration") assuming there are 150 , 000 Transaction Expense Shares . As a result of the Merger, the Company and RLJ will become wholly owned subsidiaries of Holdings . The summary of the Merger set forth above is qualified in its entirety by the terms of the Merger Agreement . ▪ We have assumed, with your consent, that immediately following the Merger, RLJ will acquire (the “Acorn Acquisition”) 100 % of the stock of Acorn Media Group, Inc . (“Acorn”) . Upon closing each of these transactions, the combined company (the “Combined Company”) will include the combined assets and operations of Image, Acorn and RLJ . We understand that it is a condition to the closing of the Merger that all conditions to the closing of the Acorn Acquisition shall have been satisfied .

- 5 - Executive Summary Introduction (Continued) ▪ We understand that the Company's Board of Directors (the “Board”) has formed a special committee (the “Special Committee”) to consider the Merger and matters related thereto, and have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders (“Non - Insider Shareholders” or “Non - Insiders”) of the outstanding Common Stock other than the holders listed on Exhibit D to the Merger Agreement (“Insiders”), which include certain controlling stockholders of Image, including JH Evergreen Management, LLC and its affiliates (“JH Partners” or “JHP”), certain directors and other insiders of the Company (“Other Insiders”) as well as certain officers of the Company (“Image Management” or “Management”) . Pursuant to the Merger, the Insiders will receive the same Per Share Merger Consideration for each share of Common Stock, (other than forfeited shares), as the Non - Insiders . ▪ This presentation provides the Special Committee with an overview of the terms of the Merger and the financial implications of such terms for the Non - Insider Shareholders of Image . ▪ Salem Partners LLC has provided to the Company a written opinion dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Per Share Merger Consideration is fair, from a financial point of view, to the Company’s Non - Insider Shareholders . ▪ For this presentation and in connection with our review of the proposed Merger, we have examined, among other things : i. a draft of the Merger Agreement dated as of March 28 , 2012 ; ii. a draft of the Preferred Stock Purchase Agreement dated as of February 6 , 2012 ; iii. certain audited historical financial statements of the Company for the three fiscal years ended March 31 , 2009 , March 31 , 2010 and March 31 , 2011 ; iv. the unaudited financial statements of the Company for the nine months ended December 31 , 2011 ; v. certain internal business, operating and financial information and forecasts of the Company prepared and provided by senior management of the Company ; vi. the financial terms of the Merger compared with publicly available information regarding the financial terms of certain other business combinations we deemed relevant ; vii. the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant ; viii. current and historical market prices and trading volumes of the Common Stock of the Company ; ix. certain other publicly available information about the Company ;

- 6 - Executive Summary Introduction (Continued) xi. the Prospectus dated February 15 , 2011 filed by RLJ with the Securities and Exchange Commission (the “SEC”) on February 17 , 2011 pursuant to Rule 424 (b)(4) under the Securities Act of 1933 , as amended ; xii. the audited financial statements of RLJ for the twelve months ended December 31 , 2011 ; xiii. certain other publicly available information about RLJ ; xiv. a draft of the Stock Purchase Agreement (the “Acorn Stock Purchase Agreement”) dated March 16 , 2012 by and among RLJ, Acorn and the Shareholders of Acorn, as the Shareholder Representative, pursuant to which RLJ will acquire 100 % of the outstanding stock of Acorn ; xv. the audited historical financial statements of Acorn for the three fiscal years ended December 31 , 2009 , December 31 , 2010 and December 31 , 2011 ; xvi. certain internal business, operating and financial information and forecasts of Acorn prepared and provided by senior management of the Company (the “Acorn Forecasts”) ; xvii. the financial terms of the Acorn Stock Purchase Agreement compared with publicly available information regarding the financial terms of certain other business combinations we deemed relevant ; xviii. the Share Sale Agreement relating to Agatha Christie Limited (“ACL”) between Chorion (IP) Limited, Acorn Productions Limited and Chorion Limited dated February 28 , 2012 ; xix. the Credit Agreement between Acorn Media Group, Inc . and Suntrust Bank dated as of February 28 , 2012 (“Acorn Credit Agreement”) ; xx. certain unaudited financial information concerning ACL including historical income statements for the years ended March 31 , 2009 , March 31 , 2010 and March 31 , 2011 and the nine months ended December 31 , 2011 ; xxi. a draft dated March 15 , 2012 of the Summary of Principal Terms and Conditions of $ 72 , 000 , 000 Senior Secured Credit Facilities ; xxii. a draft dated March 23 , 2012 of the Commitment Letter and a draft dated March 23 , 2012 of the Fee Letter from SunTrust Robinson Humphrey and SunTrust Bank for a proposed credit facility for RLJ ; xxiii. a draft of the Terms of Unsecured Subordinated Notes received as of March 13 , 2002 ; xxiv. certain potential cost savings, operating synergies and other strategic benefits estimated by senior management of the Company to result from the consummation of the Acorn Stock Purchase (“Acorn Synergies”) ; and xxv. certain other information about Acorn provided to us by senior management of the Company .

- 7 - Executive Summary Introduction (Continued) ▪ We have assumed and relied, without independent verification, upon the accuracy and completeness of the financial and other information obtained from public sources or provided to us by Image Management and reviewed by us for purposes of this analysis and presentation, and we have not assumed any responsibility for independent verification of such information or undertaken any obligation to verify such information . In addition, with respect to the financial forecasts and projections provided to us by Image Management, both for Image and Acorn separately and for the Combined Company, the Image Management has informed us that such projections are reasonable and we have assumed that they represent the best current judgment of the management of the parties that prepared such information, as to the future financial condition and operating results of Image, Acorn, RLJ and the Combined Company, and have assumed that such forecasts and projections have been reasonably prepared on such current judgment . We assume no responsibility and express no view as to such forecasts and projections or the assumptions on which they are based .

- 8 - Executive Summary Term Summary Description Transaction Structure: ▪ RLJ will form ( i ) a newly incorporated Nevada corporation named RLJ Entertainment, Inc. (“Holdings”) as a wholly owned subsidiary of RLJ, (ii) a newly incorporated Nevada corporation named RLJ Merger Sub I, Inc. as a wholly owned subsidiary of Holdings (“RLJ Sub”), and (iii) a newly incorporated Delaware corporation named RLJ Merger Sub II, Inc. as a wholly owned subsidiary of Holdings (“Image Sub”). ▪ As more fully described in the Merger Agreement, RLJ and the Company will enter into a business combination transaction pursuant to which ( i ) RLJ Sub will merge with and into RLJ and (ii) Image Sub will merge with and into the Company (the “Merger”). ▪ As a result of the Merger, the Company and RLJ will become wholly owned subsidiaries of Holdings. ▪ We have assumed, with your consent, that immediately following the Merger, RLJ will acquire (the “Acorn Acquisition”) 100% of the stock of Acorn Media Group, Inc. (“Acorn”). Upon closing each of these transactions, the Combined Company will include the combined assets and operations of Image, Acorn and RLJ. We understand that it is a condition to the closing of the Merger that all conditions to the closing of the Acorn Acquisition shall have been satisfied. Consideration for Image: ▪ Upon closing of the Merger, the consideration to Image will be as follows: a) E ach share of Image common stock (“Common Stock”) issued and outstanding immediately prior to the Merger shall be cancelled and, except for 35.4 million shares of Common Stock forfeited by Insiders, shall be automatically converted to the right to receive that number of shares of Holdings common stock, par value $0.001 per share ("Purchaser Shares"), equal to 2,289,000 less the Transaction Expense Shares (as defined in the Merger Agreement) divided by the number of shares of Image Common Stock outstanding immediately prior to the effective time of the Merger (the "Merger Consideration"), or 0.00972 Purchaser Shares ("Per Share Merger Consideration") assuming there are 150,000 Transaction Expense Shares. Based on the estimated number of shares of Common Stock outstanding immediately prior to the effective time of the Merger, t he Per Share Merger Consideration has a value of approximately $0.0972 based on a per share price for Holdings of $10.00, and an aggregate value of approximately $21.4 million. Proposed Terms

- 9 - Executive Summary Term Summary Description Consideration for Image (Continued): b) JH Partners, the majority common shareholder, shall surrender 19.5 million shares of Company Common Stock, for which they will receive no consideration, and shall exchange the remaining 156.4 million shares for Purchaser Shares for the same Per Share Merger Consideration received by the Non - Insider Shareholders. c) Certain members of Company management and Other Insiders shall surrender 15.9 million shares of Company Common Stock (or RSAs) and shall exchange the remaining 36.2 million shares (or RSAs) for Purchaser Shares for the same Per Share Merger Consideration received by the Non - Insider Shareholders. d) RLJ will purchase (the “Image Preferred Stock Purchase”) a portion of the Series B Preferred Stock for cash, and will exchange a portion for promissory notes, with the proportion based upon the percentage of eligible RLJ common shares redeemed pursuant to rights (the “Redemption Rights”) described in RLJ’s Amended and Restated Articles of Incorporation, and with the total value of cash and promissory notes to be $22.6 million pursuant to the terms set forth in the Preferred Stock Purchase Agreement. Consideration for Acorn: ▪ For the Acorn Acquisition, the consideration to Acorn of $90 million will consist of $80.0 million in cash, 1 million newly issued Purchaser Shares and 1 million existing warrants to purchase shares of Holdings at $12.00 per share. Timing: ▪ Targeted Merger Agreement execution on or about March 29, 2012. Management and Board of Directors, Post - Closing: ▪ Board of Directors will include: Robert Johnson (Executive Chairman of the Board), Ted Green, Peter Edwards (Vice Chairman), Miguel Penella, H. Van Sinclair and John Hyde, as well as independent directors to be determined. ▪ Miguel Penella will be COO of Holdings (and CEO of the surviving Acorn subsidiary) and Ted Green will be CEO of Holdings. Other Terms: ▪ Representations and warranties are customary for comparable transactions involving public companies. Proposed Terms (Continued)

- 10 - Executive Summary Term Summary Description Other Terms (Continued): ▪ Other requirements to close the Merger include, but may not be limited to a) approval and recommendation of the Company and RLJ Boards of Directors, b) a shareholder vote to approve the Merger by the shareholders of each of the Company and RLJ and c) the execution of the Acorn Stock Purchase Agreement and satisfaction of the conditions to close, d) RLJ available cash of at least $92,000,000, as described under Section 7.01(h) of the Merger Agreement and e) certain other customary closing conditions. ▪ Sources of capital for the Acorn Acquisition, the Image Preferred Stock Purchase, repayment of debt of Image and transaction fees and expenses will be provided by balance sheet cash from RLJ, Image and Acorn, and debt financing provided by SunTrust. Note that there is no financing contingency to close the Merger. Proposed Terms (Continued)

- 11 - Executive Summary Value Attributed to Image in the Merger ▪ The chart below illustrates the transaction consideration and implied enterprise value of Image . ▪ All analyses provided herein have assumed, with the consent of the Special Committee, that 30 % of RLJ common shares eligible for redemption are redeemed pursuant to the Redemption Rights, and that RLJ shares owned by RLJ insiders (“RLJ Founder Shares”) are cancelled or forfeited such that the remaining number of shares in the Combined Company owned by RLJ Founder is equal to 2 , 801 , 012 . ____________________________________ Notes: a) Proportion of cash and subordinated debt based on consideration framework detailed in the Preferred Stock Purchase Agreement b) $600,000 cash consideration to be paid to Pali Capital c) Based on 30% redemption of Purchaser Shares pursuant to the Redemption Rights d) Includes approximately 1.9 million Purchaser Shares to JH Partners, Image Management and Other Insiders; 267,703 Purchaser Shares to Non - Insider Shareholders e) Based on $10.00 Purchaser Share price f) Per Company 10 - Q filing for the period ending December 31, 2011 g) Value of Madacy interest and conversion option as estimated by the Company h) Expenses in connection with Merger Agreement Proposed (In 000s) Consideration Cash: JH Partners and Management Preferred $14,576 (a)(c) Other Preferred 600 (b) Total Cash for Preferred Series B 15,176 (a)(c) Subordinated Debt Issued for Preferred Series B 7,424 (a)(c) Total Purchaser Shares Issued 2,139 (d) Value of Purchaser Shares $21,390 (e) Total Implied Consideration $43,990 Plus: Assumption of Credit Facility $8,479 (f) Plus: Assumption of Replication Loans 1,120 (f) Plus: Minority Interest 2,524 (f)(g) Plus: Accrued Transaction Expenses 1,500 (h) Less: Image Cash 304 (f) Total Implied Enterprise Value $57,309

Executive Summary

Consideration for JHP, Management, Other Insiders and Non-Insider Shareholders

- The chart below details the Purchaser Shares consideration attributable to JH Partners, Management, Other Insiders and Non-Insider Shareholders, as well as the adjustments to Company Common Stock owned prior to exchange.

(In 000s) Holder	Purchaser Shares Issued [a]	Value of Purchaser Shares [b]	Common Shares Owned [c][d]	Implied Price Per Share	Common Shares Surrendered [e]	Resulting Shares Owned	Resulting Implied Price Per Share
JH Partners	1,520	$15,199	175,869	$0.0864	19,472	156,397	$0.0972
Management	298	2,980	45,450	$0.0656	14,790	30,660	$0.0972
Other Insiders	53	534	6,634	$0.0805	1,140	5,493	$0.0972
Non-Insider Shareholders	268	2,677	27,546	$0.0972	-	27,546	$0.0972
Total	2,139	$21,390	255,498		35,402	220,096	

Implied Exchange Ratio [f]
One (1) Company Common Share = 0.00972 Purchaser Share(s)

Notes:

a) Exchanged from Common Stock for Per Share Merger Consideration set forth in Merger Agreement, post surrendered shares, if applicable
b) Based on Purchaser Share price of $10.00
c) As of February 29, 2012 per Image Management
d) Includes Class A and Class B RSAs that will vest in the Merger per vesting provisions set forth in the Company's 10-K filing for the period ending March 31, 2011
e) Common Stock to be surrendered per Merger Agreement
f) Based on amount of shares converted following the surrender of shares per Merger Agreement

IMAGE ENTERTAINMENT

- 12 -

SALEM PARTNERS

2: Image Overview - 13 -

- 14 - Image Overview Company Background ▪ Image Entertainment, Inc . is a home entertainment distribution company and licensee of entertainment programming . ▪ The Company releases its content though various platforms and in various formats, including : ▪ The Company’s library includes : ▪ The Company currently has a long - term distribution agreement with Lakeshore Entertainment, a distribution agreement with Entertainment One and a partnership with Sony Pictures Home Entertainment . ▪ The Company also recently completed the acquisition of the Madacy Home Video library in September 2010 , which included classic television, horror theatrical and special - interest titles . DVD Blu - ray Cable Broadcast Television Digital - Video - On - Demand (“VOD”) - Electronic Sell - through - Streaming Broadcast VOD Satellite Theatrical Exploitation Non - theatrical Exploitation 3 , 200 exclusive DVD and Blu - ray titles 340 CDs Digital rights to 2 , 100 programs 400 audio titles ( 6 , 000 + tracks) International sublicenses to 450 programs Additional 15 - 20 exclusive DVD titles released each month

- 15 - Directors and Executive Officer Biographies ▪ Ted Green has served as Chairman of the Board and Chief Executive Officer since January 8 , 2010 . From 2007 to 2009 , Mr . Green served as Chairman, Co - CEO and director of TM Entertainment and Media, Inc . , an entertainment and media investment company, and also served as a director of its successor Chinese company . From 2003 to 2006 , Mr . Green was the CEO and Co - Owner of Anchor Bay Entertainment, a home entertainment and production company, which at the time was a subsidiary of IDT Entertainment, Inc . , a production company that focused on the production, marketing and distribution of various media . Mr . Green began serving as CEO upon the acquisition of Anchor Bay from The Handleman Company . Prior to that, in 2001 , Mr . Green established Greenlight Consulting Inc . , a project - based consulting practice focused on the media and entertainment industry . Greenlight Consulting's clients included Sony Music and Vivendi - Universal, among others . I n 2000 , Mr . Green was President and Chief Operating Officer of MaMaMedia, Inc . , an Internet company that created activity - based learning products for children and their families . From 1992 to 2000 , Mr . Green was the founder and President of Sony Wonder, the division of Sony BMG Music Entertainment responsible for the production and distribution of media geared toward youthful audiences . Beginning in 1989 , Mr . Green was the Executive Vice President of Administration and Operations for ATCO Records, a music industry label co - owned with The Warner Music Group . From 1982 until 1989 , Mr . Green served as the Senior Vice President of Polygram Records, overseeing the Business Affairs and Music Publishing divisions of the company . ▪ John Hyde currently serves as Vice Chairman of the Board . Mr . Hyde has served as CEO of Rehab Incorporated since 2007 . Mr . Hyde founded and has been an officer of Producers Sales Organization (or PSO) since 1982 . PSO and its affiliate company, Rehab Incorporated, are diversified entertainment, consulting, production, financing and distribution companies . Mr . Hyde currently has in development Short Circuit for The Weinstein Company and Flight of the Navigator for Disney . Since October 2007 , Mr . Hyde has served as a member of the Board of Directors of The Jim Henson Company, creator of The Muppets and a family entertainment company . From 2007 to 2008 , Mr . Hyde served as the Vice Chairman of Starz Media, a film and television production and distribution company, where he was responsible for integrating the IDT Entertainment operations into the Starz group of companies . From 2003 to 2006 , Mr . Hyde was the COO of IDT Entertainment and CEO of IDTE Productions and New Ark Entertainment . In those roles, Mr . Hyde oversaw all of IDT Entertainment's operations . From 2000 to 2006 , Mr . Hyde was the CEO of Film Roman and was responsible for running the animation company producing The Simpsons , King of the Hill , Hellboy : Animated , Eloise , and Wow! Wow! Wubbzy . Image Overview Source: Reuters and Image Management Name Position Ted Green Chairmain of the Board and Chief Executive Officer John Hyde Vice Chairman and Director John Avagliano Chief Operating Officer and Chief Financial Officer Patrick M. Collins Director Mary George Director Marshall Heinberg Director

- 16 - Directors and Executive Officer Biographies (Continued) ▪ John Avagliano currently serves as COO and CFO . From 2004 to 2009 , Mr . Avagliano was President of Britannia Holdings, providing strategic and financial management services to the film, music, video and apparel industries . From 1999 to 2004 , Mr . Avagliano worked in various positions for Time Warner Inc . and from 2001 to 2004 , Mr . Avagliano worked for Warner Music Group as SVP of Financial Operations . From 1999 to 2001 , Mr . Avagliano was CFO of Warner Home Entertainment, the global manufacturer and distributor of DVD and VHS products, where he was responsible for managing the overall finance function, negotiations in acquiring and distributing independent theatrical and TV content and managing the Video - On - Demand activities as related to the Warner Bros . film release schedule . Previously, Mr . Avagliano was employed at companies such as Revlon, Playtex Products, Avon, Sanofi Beaute and PolyGram Distribution . ▪ Patrick Collins currently serves as a Director . Mr . Collins is a senior investment professional with JH Partners, LLC, where he has held various positions since 2003 . Mr . Collins is a member of JH Partners’ four - member investment committee and is responsible for deal teams in completing all phases of the firm’s private equity investments, including sourcing, due diligence, debt financing, valuation, structuring, negotiation and monitoring . Prior to joining JH Partners, Mr . Collins worked at Behrman Capital, a private equity firm, and at Merrill Lynch & Co . , Inc . Mr . Collins currently serves on the boards of AmeriMark Holdings, LLC and CHP Holdings, Inc . Mr . Collins received an MBA from Harvard Business School and a BA from Yale University . ▪ Mary George has served as a Director since August 5 , 2010 . Ms . George also serves as Vice Chairman of Bell Automotive Products, Inc . , as well as on the boards of the private companies Oreck Corporation and 3 - Day Blinds . Ms . George previously served as the Chairman of Bell Sports from 2001 to 2005 , its Chief Executive Officer from 1998 to 2000 , and its COO from 1994 to 1997 . Prior to joining Bell Sports, Ms . George was the COO of Denar Corporation . She received an MBA in Finance and Marketing from Xavier Institute, Jamshedpur, India . ▪ Marshall Heinberg has served as a Director since August 5 , 2010 . He also serves as a Non - Executive Director at Universal Biosensors Inc . and as the Head of the Investment Banking Department and Senior Managing Director at Oppenheimer & Co . Inc . He began his investment banking career in 1987 as an Associate in the Corporate Finance Division of Oppenheimer & Company, which was acquired by the Canadian Imperial Bank of Commerce (CIBC) in 1997 . CIBC’s US Capital Markets Business was later acquired by Oppenheimer & Co . Inc . in 2008 . Mr . Heinberg graduated from the Wharton School of the University of Pennsylvania with honors, with a degree in economics, and received his law degree from Fordham Law School . Image Overview Source: Reuters and Image Management

- 17 - Image Overview Current Market Capitalization ▪ The chart below details the outstanding Common Stock and capital composition of the Company . ____________________________________ Notes: a) As of February 29, 2012 per Image Management b) Weighted average exercise price of $0.24 per share per Image Management c) Includes Class A and Class B RSAs that will vest in the Merger per vesting provisions set forth in the Company's 10 - K filing for the peri od ending March 31, 2011 d) As of March 28, 2012 e) Includes 22,000 shares of Series B Preferred Stock owned by JH Partners and Image Management and 600 shares of Series B Preferred Stock owned by Pali Capital f) Series B Preferred Stock terms include a $1,000 per share liquidation preference and a 12.0% dividend g) Per Company 10 - Q filing for the period ending December 31, 2011 h) Expenses in connection with Merger Agreement i) Value of Madacy interest and conversion option as estimated by the Company Company (In 000s) Common Shares (a) JH Partners 175,869 Image Management 20,564 Other Insiders 5,634 Total 202,067 Non-Insider Shareholders 27,546 Total Common Shares 229,612 In-the-Money Options - (b) Management RSAs 24,886 (c) Other Insider RSAs 1,000 (c) Total Management & Other Insider RSAs 25,886 Fully Diluted Common Shares Outstanding 255,498 Current Market (In 000s) Capitalization Price Per Share $0.09 (d) Common Stock Outstanding 229,612 (a) In-the-Money Options - Outstanding RSAs 25,886 (a)(c) Fully Diluted Shares Outstanding 255,498 Implied Equity Value $21,717 Series B Preferred Stock Liquidation Value $22,600 (a)(e)(f) Series B Preferred Stock Accrued Dividends Payable 6,527 (a)(f) Total Series B Preferred Stock Value 29,127 Less: Cash $304 (g) Plus: Revolving Credit Facility 8,479 (g) Plus: Accrued Transaction Expenses 1,500 (h) Plus: Replication Loans 1,120 (g) Net Debt 10,795 Minority Interest 2,524 (g)(i) Implied Enterprise Value $64,164

Image Overview

Ownership Profile

- The schedule below illustrates the ownership of the Company Common Stock.

(In 000s) Holder	Common Shares [a]	Vested RSAs [a][b]	Total Common and Vested RSAs	%	Unvested RSAs [a][c]	Total Common Outstanding	%	Total Options Outstanding [a][d]	Total	%
Theodore S. Green (Chairman/CEO)	8,941	9,508	18,449	7.2%	345	18,795	7.3%	4,844	23,639	8.8%
John P. Avagliano (COO/CFO)	3,576	4,591	8,168	3.2%	167	8,335	3.3%	2,340	10,674	4.0%
John W. Hyde (Vice Chairman)[e]	7,600	8,297	15,897	6.2%	301	16,199	6.3%	4,227	20,425	7.6%
Bill Bromiley (CAO)	-	830	830	0.3%	30	860	0.3%	473	1,332	0.5%
Ray Gagnon (EVP Sales)	447	1,659	2,106	0.8%	60	2,166	0.8%	845	3,012	1.1%
Mary J. George	-	500	500	0.2%	-	500	0.2%	-	500	0.2%
Marshall A. Heinberg	-	500	500	0.2%	-	500	0.2%	-	500	0.2%
Other Insiders	5,634	-	5,634	2.2%	-	5,634	2.2%	229	5,862	2.2%
Total	26,198	25,886	52,084	20.4%	904	52,988	20.7%	12,957	65,945	24.5%
JH Partners	175,869 [f]	-	175,869	68.8%	-	175,869	68.6%	-	175,869	65.3%
Image Non-Insider Shareholders	27,546	-	27,546	10.8%	-	27,546	10.7%	-	27,546	10.2%
Total	**229,612**	**25,886**	**255,498**	**100.0%**	**904**	**256,402**	**100.0%**	**12,957**	**269,359**	

Notes:

a) As of February 29, 2012 per Image Management

b) Includes Class A and Class B RSAs that will vest in the Merger per vesting provisions set forth in the Company's 10-K filing for the period ending March 31, 2011

c) Class C RSAs that will not vest in the Merger per vesting provisions set forth in the Company's 10-K filing for the period ending March 31, 2011

d) Weighted average exercise price of $0.24 per share per Image Management

e) John Hyde shares owned through PSO, his wholly owned consulting business

f) Includes 149,795,403 shares owned by JH Evergreen; 17,866,505 shares owned by JHIP III; and 8,206,792 shares owned by JHIP GP III per Company 10-K filing for the period ending March 31, 2011

IMAGE ENTERTAINMENT

- 18 -

SALEM PARTNERS

Image Overview

Historical Financial Performance

- The chart below illustrates the historical performance for the Company for the period from April 1, 2008 through March 31, 2011, as well as projections for the fiscal years ending March 31, 2012 and March 31, 2013 provided by Image Management.

	Fiscal Years Ending March 31,				
($US in 000s)	2009 [(a)]	2010 [(b)]	2011 [(c)]	2012E [(d)]	2013E [(d)]
Revenue	$130,691	$93,070	$88,959	$105,951	$116,546
Cost Of Goods Sold	103,237	74,337	68,480	81,806	89,612
Gross Profit	27,454	18,733	20,479	24,145	26,933
Margin	*21.0%*	*20.1%*	*23.0%*	*22.8%*	*23.1%*
SG&A	28,272	28,265	16,556	18,990	20,299
D&A	2,757	1,256	980	1,040	1,042
Stock Compensation Expense	75	365	-	-	-
RSA Expense	-	-	1,714	1,407	1,445
One-time Items [(e)(f)]	-	-	558	1,377	-
Operating Income	(3,650)	(11,153)	671	1,331	4,148
Interest Expense	3,320	2,145	1,317	1,041	1,200
Loss on Extinguishment of Debt	-	277	-	-	-
Other Expense/(Income)	(5,205)	(7,751)	(2,386)	210	0
Income Loss Before Tax	(1,765)	(5,824)	1,740	80	2,948
Income Tax Expense	39	98	26	56	1,845
Net Income	($1,804)	($5,922)	$1,714	$24	$1,102
EBITDA [(g)]	($818)	($9,532)	$3,924	$5,156	$6,635

Notes:
a) Per Company 10-K filing for the period ending March 31, 2009
b) Per Company 10-K filing for the period ending March 31, 2010
c) Per Company 10-K filing for the period ending March 31, 2011
d) Per Company projections
e) Fiscal 2011 One-time Items related to M&A and legal fees
f) Fiscal 2012 One-time Items related primarily to SPHE transfer
g) EBITDA calculated as Operating Income plus depreciation, amortization, stock-based compensation expense and one-time items

IMAGE ENTERTAINMENT

- 19 -

SALEM PARTNERS

0.0mm 1.0mm 2.0mm 3.0mm 4.0mm 5.0mm 6.0mm 7.0mm 8.0mm 9.0mm -120% -100% -80% -60% -40% -20% 0% 20% 40% Image Entertainment Daily Volume - 20 - Image Overview Historical Trading Performance ▪ The chart below illustrates the 5 - year historical stock price performance and daily trading volume of the Company . – Average daily trading volume for the Company over the past 5 years of approximately 110 , 000 shares per day . David Bergstein proposed acquisition cancelled David Bergstein proposes acquisition for $97.4 million cash consideration Q Black agrees to acquire Company for $60.1 million Current management purchases $2.3 million of securities from JH stockholders New revolving credit line through PNC Bank Receives $22 million funding from JH Partners Q Black acquisition cancelled Receives de - listing notice from NASDAQ ____________________________________ Notes: As of March 28, 2012 per Capital IQ

-0.7mm -0.6mm -0.5mm -0.4mm -0.3mm -0.2mm -0.1mm 0.0mm 0.1mm 0.2mm 0.3mm -120% -100% -80% -60% -40% -20% 0% 20% 40% Image Entertainment S&P 500 Index S&P 500 Movies & Entertainment Index Dow Jones U.S. Broadcasting & Entertainment Index - 21 - Image Overview Historical Trading Performance (continued) ▪ The chart below illustrates the 5 - year historical stock price performance of the Company, as well as the historical performance of several benchmarks . Image - 97.5% S&P M&E 6.6% Dow B&E 19.5% S&P 500 - 1.2% ____________________________________ Notes: As of March 28, 2012 per Capital IQ

$0.00 $0.02 $0.04 $0.06 $0.08 $0.10 $0.12 $0.14 0 200 400 600 800 1,000 Dec-11 Jan-12 Feb-12 $0.00 $0.02 $0.04 $0.06 $0.08 $0.10 $0.12 $0.14 $0.16 $0.18 $0.20 0 200 400 600 800 1,000 Mar-11 Apr-11 May-11 Jun-11 Jul-11 Aug-11 Sep-11 Oct-11 Nov-11 Dec-11 Jan-12 Feb-12 - 22 - Image Overview Historical Stock Price vs . Proposed Consideration ▪ The charts below illustrate the Company’s historical per share prices for the most recent twelve months (March 29 , 2011 through March 28 , 2012 ) and most recent three months (December 29 , 2011 through March 28 , 2012 ), as well as the Per Share Merger Consideration valued at $ 0 . 0972 and implied premiums to historical per share prices . Price Per Share Share Volume (000s) Price Per Share Share Volume (000s) Trailing 12 Months Trailing 3 Months Proposed Consideration Proposed Consideration Source: Capital IQ Price Per Implied Premium/ Share (Discount) (a) 28-Mar-12 Current - (03/28/12) $0.09 14.3% 27-Feb-12 30 Days Prior - (02/27/12) $0.09 8.0% 29-Dec-11 90 Days Prior - (12/29/11) $0.04 143.0% 30-Sep-11 180 Days Prior - (09/30/11) $0.11 (11.7%) 29-Mar-11 1 Year Prior - (03/29/11) $0.19 (48.9%) Notes: a) Calculated as % of Per Share Merger Consideration Price Per Implied Premium/ Share (Discount) (a) 28-Mar-12 Current - (03/28/12) $0.09 14.3% 21-Mar-12 1 Week Prior - (03/21/12) $0.06 62.0% 27-Feb-12 30 Days Prior - (02/27/12) $0.09 8.0% 28-Jan-12 60 Days Prior - (01/28/12) $0.09 6.8% 29-Dec-11 90 Days Prior - (12/29/11) $0.04 143.0% Notes: a) Calculated as % of Per Share Merger Consideration

Image Overview

Premiums Paid Analysis

- The chart below details an analysis of selected precedent change-of-control transactions with implied premiums to historical per share prices paid by acquirers and implied per share values for the Company.

				Implied Premiums to Historical Stock Prices [c]											
Announced Date	Number of Transactions [a]	Mean Transaction Value [b]		Mean						Median					
		Equity	Enterprise	1 Day	1 Week	30 Day	90 Day	180 Day	1 Year	1 Day	1 Week	30 Day	90 Day	180 Day	1 Year
2012	33 Transactions	$78.5	$111.2	34.9%	48.9%	55.6%	48.8%	32.4%	1.5%	25.7%	31.1%	40.9%	41.9%	15.7%	-3.0%
	Implied Image Share Price			$0.115	$0.091	$0.140	$0.089	$0.146	$0.173	$0.107	$0.080	$0.127	$0.085	$0.127	$0.165
	Premium (Discount) of Proposed Consideration ($)			($0.018)	$0.006	($0.043)	$0.008	($0.048)	($0.075)	($0.010)	$0.017	($0.030)	$0.012	($0.030)	($0.068)
	Premium (Discount) of Proposed Consideration (%)			(15.3%)	7.0%	(30.6%)	8.9%	(33.3%)	(43.7%)	(9.0%)	21.6%	(23.3%)	14.1%	(23.6%)	(41.0%)
2011	72 Transactions	$102.5	$196.1	39.2%	41.5%	39.5%	34.5%	28.6%	35.9%	24.4%	28.5%	25.1%	18.4%	11.3%	28.1%
	Implied Image Share Price			$0.118	$0.086	$0.126	$0.081	$0.141	$0.231	$0.106	$0.078	$0.113	$0.071	$0.122	$0.218
	Premium (Discount) of Proposed Consideration ($)			($0.021)	$0.011	($0.028)	$0.016	($0.044)	($0.134)	($0.009)	$0.019	($0.015)	$0.026	($0.025)	($0.121)
	Premium (Discount) of Proposed Consideration (%)			(17.8%)	12.6%	(22.6%)	20.4%	(31.3%)	(57.9%)	(8.1%)	24.0%	(13.7%)	36.8%	(20.6%)	(55.4%)
2010	17 Transactions	$72.5	$136.5	13.7%	13.8%	30.6%	51.6%	43.3%	62.6%	23.3%	21.0%	24.4%	42.4%	30.7%	38.4%
	Implied Image Share Price			$0.097	$0.069	$0.118	$0.091	$0.158	$0.276	$0.105	$0.074	$0.112	$0.085	$0.144	$0.235
	Premium (Discount) of Proposed Consideration ($)			$0.001	$0.028	($0.020)	$0.006	($0.060)	($0.179)	($0.008)	$0.023	($0.015)	$0.012	($0.047)	($0.138)
	Premium (Discount) of Proposed Consideration (%)			0.6%	39.9%	(17.3%)	6.8%	(38.4%)	(64.8%)	(7.3%)	31.7%	(13.2%)	13.7%	(32.4%)	(58.7%)
2009	16 Transactions	$47.7	$51.2	4.7%	5.4%	27.3%	43.6%	34.6%	-6.3%	14.6%	16.0%	28.7%	32.9%	25.0%	-24.7%
	Implied Image Share Price			$0.089	$0.064	$0.115	$0.086	$0.148	$0.159	$0.097	$0.071	$0.116	$0.080	$0.138	$0.128
	Premium (Discount) of Proposed Consideration ($)			$0.008	$0.033	($0.017)	$0.011	($0.051)	($0.062)	($0.000)	$0.026	($0.019)	$0.017	($0.040)	($0.031)
	Premium (Discount) of Proposed Consideration (%)			9.2%	51.2%	(15.2%)	12.8%	(34.4%)	(39.0%)	(0.2%)	37.4%	(16.1%)	21.9%	(29.3%)	(24.0%)
2009 - Present	138 Transactions	$86.7	$151.7	31.6%	36.5%	41.7%	41.6%	32.2%	24.3%	23.0%	26.2%	30.7%	31.3%	17.9%	15.9%
	Implied Image Share Price			$0.112	$0.083	$0.128	$0.085	$0.145	$0.211	$0.105	$0.077	$0.118	$0.079	$0.130	$0.197
	Premium (Discount) of Proposed Consideration ($)			($0.015)	$0.014	($0.030)	$0.012	($0.048)	($0.114)	($0.007)	$0.020	($0.020)	$0.018	($0.032)	($0.100)
	Premium (Discount) of Proposed Consideration (%)			(13.1%)	16.7%	(23.8%)	14.4%	(33.2%)	(54.0%)	(7.1%)	26.3%	(17.4%)	23.4%	(25.0%)	(50.7%)

Notes:
Source: Capital IQ
a) *Includes change-of-control transactions in which a 20% or greater stake was acquired and in which the market capitalization of the target company was less than $250 million*
b) *$US in millions; exchange rates as of transaction announced date, if applicable*
c) *Measured in calendar days prior to announcement*

IMAGE ENTERTAINMENT

- 23 -

SALEM PARTNERS

- 24 - Purchase Price Ratio Analysis Image Overview ____________________________________ Notes: a) As of March 28, 2012 b) Based on 229,612,388 Common Shares outstanding c) As of February 29, 2012 per Image Management d) Includes Class A and Class B RSAs that will vest in the Merger per vesting provisions set forth in the Company's 10 - K filing for the period ending March 31, 2011 e) Based on shares outstanding prior to any forfeiture or cancellation of shares f) Preferred equity includes 22,600 shares of Series B Preferred Stock with a $1,000 per share liquidation preference and a 12.0% dividend g) Per Company 10 - Q filing for the period ending December 31, 2011 h) Value of Madacy interest and conversion option as estimated by the Company i) Includes expenses in connection with Merger Agreement (In 000s, except per share amounts) Current Price Per share Price (a) $0.085 $0.010 $0.025 $0.040 $0.055 $0.070 $0.085 $0.097 $0.100 $0.115 $0.130 Premium/(Discount) to Market (88.2%) (70.6%) (52.9%) (35.3%) (17.6%) - 14.3% 17.6% 35.3% 52.9% Value of Common Equity (b) $19,517 $2,296 $5,740 $9,184 $12,629 $16,073 $19,517 $22,315 $22,961 $26,405 $29,850 Value of Options, Warrants and RSAs (c)(d) 2,200 259 647 1,035 1,424 1,812 2,200 2,516 2,589 2,977 3,365 Fully Diluted Equity Value (e) 21,717 2,555 6,387 10,220 14,052 17,885 21,717 24,831 25,550 29,382 33,215 Value of Preferred (c)(f) 22,600 22,600 22,600 22,600 22,600 22,600 22,600 22,600 22,600 22,600 22,600 Value of Preferred Dividends Payable (c)(f) 6,527 6,527 6,527 6,527 6,527 6,527 6,527 6,527 6,527 6,527 6,527 Value of Minority Interest (g)(h) 2,524 2,524 2,524 2,524 2,524 2,524 2,524 2,524 2,524 2,524 2,524 Net Debt (g)(i) 10,795 10,795 10,795 10,795 10,795 10,795 10,795 10,795 10,795 10,795 10,795 Transaction Value $64,164 $45,001 $48,834 $52,666 $56,499 $60,331 $64,164 $67,277 $67,996 $71,829 $75,661 Transaction Value as a Multiple of: FY2012E Revenue $105,951 0.61x 0.42x 0.46x 0.50x 0.53x 0.57x 0.61x 0.63x 0.64x 0.68x 0.71x FY2012E EBITDA 5,156 12.4x 8.7x 9.5x 10.2x 11.0x 11.7x 12.4x 13.0x 13.2x 13.9x 14.7x FY2012E EBIT 4,115 15.6x 10.9x 11.9x 12.8x 13.7x 14.7x 15.6x 16.3x 16.5x 17.5x 18.4x FY2013E Revenue $116,546 0.55x 0.39x 0.42x 0.45x 0.48x 0.52x 0.55x 0.58x 0.58x 0.62x 0.65x FY2013E EBITDA 6,635 9.7x 6.8x 7.4x 7.9x 8.5x 9.1x 9.7x 10.1x 10.2x 10.8x 11.4x FY2013E EBIT 5,593 11.5x 8.0x 8.7x 9.4x 10.1x 10.8x 11.5x 12.0x 12.2x 12.8x 13.5x Price Per Share Premium/(Discount) to: Current Market Price (a) $0.09 (88.2%) (70.6%) (52.9%) (35.3%) (17.6%) - 14.3% 17.6% 35.3% 52.9% Year High 0.19 (94.7%) (86.8%) (78.9%) (71.1%) (63.2%) (55.3%) (48.9%) (47.4%) (39.5%) (31.6%) Year Low 0.03 (66.7%) (16.7%) 33.3% 83.3% 133.3% 183.3% 223.9% 233.3% 283.3% 333.3% Options Summary (c) Common Shares Out. (c) 229,612 Tranche Ex. Price Options Ex. Proceeds Options Outstanding (c) 12,957 A $0.20 12,678 $2,536 Wgt. Avg. Opt. Ex. Price (c) $0.24 B $0.86 178 $153 C $3.80 101 $384 RSAs Outstanding (c)(d) 25,886 Warrants Outstanding (c) 0.000 Preferred Equity Liquidation Value (c)(f) $22,600 Avg. Wnt. Ex. Price (c) $0.00 Preferred Dividends Payable (c)(f) $6,527 Warrant Proceeds (c) $0.0

171 334 427 489 611 611 611 611 611 611 611 0 100 200 300 400 500 600 700 356 1,054 1,425 1,973 2,387 3,206 4,571 5,295 0 1,000 2,000 3,000 4,000 5,000 6,000 - 25 - Image Overview Shares Traded Analysis ▪ The following charts illustrate the historical volume of the Company’s shares that have traded at various per share prices over the most recent twelve - month and three - month periods, as well as the cumulative historical volume of the Company’s shares that have traded over the same periods . – Approximately 5 . 3 million and 611 , 000 of the Company’s shares traded in the most recent twelve - and three - month periods, respectively . Trailing 12 Months Trailing 3 Months 41.8% 21.2% 10.8% 12.6% 8.2% Share Volume (000s) Share Volume (000s) Share Volume (000s) Proposed Consideration Proposed Consideration 27.3% 71.2% Share Volume (000s) Source: Capital IQ 22 559 845 802 978 2,074 16 0 500 1,000 1,500 2,000 2,500 $0.00-$0.03 $0.03-$0.06 $0.06-$0.09 $0.09-$0.12 $0.12-$0.15 $0.15-$0.18 $0.18-$0.21 0 300 127 184 0 0 50 100 150 200 250 300 350 $0.00-$0.03 $0.03-$0.06 $0.06-$0.09 $0.09-$0.12 $0.12-$0.15

Image Overview

Discounted Cash Flow Analysis – Image Stand Alone

- The chart below illustrates the projected cash flows for the Company through March 31, 2015, as well as the present value of cash flows and terminal value after discounting as of March 31, 2012.

(in 000s)	For the Years Ended March 31, [a] 2012E	2013E	2014E	2015E	Interim Cash Flow
Revenue	$105,951	$116,546	$128,201	$141,021	
COGS	81,806	89,612	99,099	109,611	
Gross Profit	24,145	26,933	29,101	31,410	
Margin	*22.8%*	*23.1%*	*22.7%*	*22.3%*	
SG&A	21,774	21,744	23,195	24,760	
Depreciation & Amort	1,040	1,042	1,042	1,042	
Operating Income	1,331	4,148	4,864	5,608	
One-time Items [b]	1,377	0	0	0	
RSA Expense (non-cash)	1,407	1,445	1,445	1,445	
EBITDA [c]	$5,156	$6,635	$7,351	$8,095	
EBIT		$5,593	$6,309	$7,053	
Less: Taxes [d]		1,845	1,662	1,887	
Plus: D&A		1,042	1,042	1,042	
Less: Change in NWC [e]		(396)	(441)	(492)	
Less: CapEx [e]		100	100	100	
FCF		$5,086	$6,030	$6,599	$17,715
Year For Discounting Purposes		1.00	2.00	3.00	
Discount Factor at 11.5% [f]		0.90	0.80	0.72	
NPV		$4,561	$4,850	$4,761	$14,172

Terminal Value Based On: Growth Rate [g]		EBITDA Multiple	
2016 FCF	$6,797	2015 EBITDA	$8,095
Growth Rate	3.0%	Exit Multiple	5.0x
Terminal Value	$79,962	Terminal Value	$40,474
Year for Discounting	3.00	Year for Discounting	3.00
Discount Factor at Year	0.72	Discount Factor at Year	0.72
NPV	$57,683	NPV	$29,197

Notes:

a) Based on Company projections

b) Fiscal 2012 One-time Items related primarily to SPHE transfer

c) EBITDA calculated as Operating Income plus depreciation, amortization, stock-based compensation expense and one-time items

d) Assumes the value of NOLs is applied against future taxable income

e) Estimated based on Company historical operations

f) Based on Weighted Average Cost of Capital Analysis (see Appendix)

g) 2016 FCF assumes 2015 FCF and 3.0% growth rate; terminal value based on Gordon Growth Model assumptions where $NPV=FCF_{t+1}/(r-g)$

See Appendix for more detailed information on assumptions and methodologies used in the Discounted Cash Flow Analysis

IMAGE ENTERTAINMENT

- 26 -

SALEM PARTNERS

- 27 - Image Overview Discounted Cash Flow Analysis – Sensitivity Analysis ▪ The charts below illustrate the implied enterprise value of the Company based on varying discount rates and under various terminal value assumptions . (In 000s) PV of Cash Flow PV of Terminal Value - Growth Rate Implied Enterprise Value Based on Growth Rate Terminal Value At Discount Rate 1.0% 2.0% 3.0% 4.0% 5.0% 1.0% 2.0% 3.0% 4.0% 5.0% 9.5% $14,700 $60,902 $69,021 $79,639 $94,116 $115,027 $75,602 $83,721 $94,339 $108,816 $129,728 10.5% 14,432 53,026 59,263 67,164 77,496 91,584 67,458 73,696 81,596 91,928 106,016 11.5% 14,172 46,697 51,612 57,683 65,373 75,429 60,869 65,784 71,855 79,546 89,602 12.5% 13,920 41,509 45,462 50,247 56,158 63,645 55,430 59,383 64,168 70,079 77,566 13.5% 13,675 37,188 40,422 44,271 48,931 54,687 50,864 54,097 57,947 62,606 68,362 PV of Cash Flow PV of Terminal Value - EBITDA Multiple Implied Enterprise Value Based on EBITDA Multiple Terminal Value At Discount Rate 4.0x 4.5x 5.0x 5.5x 6.0x 4.0x 4.5x 5.0x 5.5x 6.0x 9.5% $14,700 $24,661 $27,744 $30,827 $33,909 $36,992 $39,361 $42,444 $45,527 $48,609 $51,692 10.5% 14,432 23,998 26,997 29,997 32,997 35,997 38,430 41,430 44,429 47,429 50,429 11.5% 14,172 23,358 26,278 29,197 32,117 35,037 37,530 40,450 43,370 46,289 49,209 12.5% 13,920 22,740 25,583 28,426 31,268 34,111 36,661 39,503 42,346 45,188 48,031 13.5% 13,675 22,145 24,913 27,681 30,449 33,217 35,820 38,588 41,356 44,124 46,892

Implied Equity Value Comparable Companies (h) EBITDA Multiple (i) 7.0x-12.0x $3,998 $37,172 Precedent Transactions (j) EBITDA Multiple (i) 5.0x-8.0x ($9,272) $10,633 Discounted Cash Flow (k)(l) Discount Rate 13.5%-9.5% (1,090) 3,080 ($20mm) ($10mm) $0 $10mm $20mm $30mm $40mm $50mm - 28 - Image Overview Summary Valuation Analysis ▪ The charts below illustrate the range of implied enterprise values and resulting equity values for the Company based the previously discussed valuation methodologies . $4.0mm ($9.3mm) $37.2mm $10.6mm $3.1mm ($1.1mm) ____________________________________ Notes: a) Per Company 10 - Q filing for the period ending December 31, 2011 b) Includes expenses in connection with Merger Agreement c) Includes Series B Preferred liquidation preference of $22,600,000 and accrued dividend of $6,527,239 as of February 29, 2012 per Company d) As of February 29, 2012 per Company e) Value of Madacy interest and conversion option as estimated by the Company f) Includes Class A and Class B RSAs that will vest in the Merger per vesting provisions set forth in the Company's 10 - K filing for the period ending March 31, 2011 g) Based on shares outstanding prior to any forfeiture or cancellation of shares h) Based on Comparable Companies Analysis (see Appendix) i) Based on projected results for the year ending March 31, 2013 j) Based on Precedent Transactions Analysis (see Appendix) k) Terminal Value based on EBITDA multiple at exit l) See Appendix for additional detail on Discounted Cash Flow Analysis Enterprise Less: Less: Less: Minority (In 000s) Key Metrics Value Net Debt (a)(b) Preferred (c)(d) Interest (a)(e) Equity Value Implied PPS (f)(g) Comparable Companies 1.81x (h) Revenue (i) $210,457 $10,795 $29,127 $2,524 $168,010 $0.66 8.4x (h) EBITDA (i) 55,786 10,795 29,127 2,524 13,339 0.05 Precedent Transactions 0.87x (j) Revenue (i) 101,395 10,795 29,127 2,524 58,949 0.23 6.1x (j) EBITDA (i) 40,473 10,795 29,127 2,524 (1,974) (0.01) Discounted Cash Flow (k)(l) 11.3% Discount Rate 43,370 10,795 29,127 2,524 923 0.00

3: Acorn Overview - 29 -

- 30 - Acorn Overview Acorn Background ▪ Acorn is an independent entertainment distributor and licensee . Acorn also distributes related merchandise including collectables, clothing and home décor through magazine sales . Acorn was founded in 1984 and is based in Silver Spring, Maryland . ▪ Acorn operates as the parent of subsidiaries Acorn Media U . S . , Acorn Media U . K . , Acorn Media Australia and Acorn Direct . ▪ Acorn’s library includes primarily British television programming through its Acorn brand, lifestyle and health content through its Acacia brand, and educational and learning content though its Athena brand . Together, the library totals over 1 , 000 titles . ▪ Acorn has also recently completed the acquisition of a 64 % stake in the Agatha Christie estate from Chorion Ltd . f or £ 13 . 7 million in cash . - The estate includes rights to more than 80 novels and short stories, 19 plays and nearly 40 made - for - TV films, and characters including Hercule Poirot and Miss Marple . - Many of the titles are already being distributed by Acorn .

- 31 - Directors and Executive Officer Biographies ▪ Miguel Penella has served as CEO of Acorn Media Group since April 2007 . Mr . Penella oversees operations for all business units and is the driving force behind the worldwide expansion of both the Acorn and Acacia brands . From 2004 to 2007 , Miguel was president of Acorn Direct, the company’s direct - to - consumer division offering DVDs and other products through catalogs and online marketing vehicles . Under his leadership, Acorn Direct distributed more than 17 million catalogs in 2006 , an increase of 80 percent in just two years . Miguel came to Acorn from Time - Life where he rose in the ranks from circulation director of the catalog department to director of catalogs for the music division and then to vice president of customer marketing in 2001 . Previously, he worked in catalog management for the National Direct Marketing Corporation and the National Wildlife Federation . A native of Valencia, Spain, Miguel has an MBA in international marketing and finance from Adelphi University . ▪ Rozanne Hakala joined Acorn Media in 1994 to direct the Acorns’s growing communications and marketing needs . As senior VP of product development, she managed all of Acorn U . S . ’s DVD authoring, package design, copywriting, and DVD release calendars . Hakala began her professional life in television production, and then moved to public television, first at station WETA in Washington, and later PBS, where she managed marketing and creative services for the home video division . Her current responsibilities include product and corporate brand management and overseeing human resources development . ▪ Mark Stevens leads Acorn’s core division, drawing on experience in media - related management, marketing, and strategic planning . Before joining Acorn in October 2007 , he was senior vice president of AARP Services . Previously, he had a 23 - year career at Time Warner, rising to executive vice president of Time Life U . S . , where he oversaw all U . S . business for the company . He was president of Time Life Music and held several positions at Time Warner’s Home Box Office . A graduate of Syracuse University’s Newhouse School of Public Communications, Stevens also received a master’s degree in business from Columbia University . Acorn Overview Name Position Miguel Penella Chief Executive Officer Rozanne Hakala Executive Vice President, Operations Joe Carroll Chief Financial Officer Mark Stevens President, Acorn Media U.S. Peter Clinch President, Acorn Direct Paul Holland Managing Director, Acorn Media U.K. Peter Smart Director of Acquisitions & Marketing, Acorn Media U.K. Lesley Fromant Managing Director, Acorn Media Australia Source: Acorn Media Group, Image Management and other publicly available information

- 32 - Directors and Executive Officer Biographies (continued) ▪ Peter J . Clinch is the current president of Acorn Direct . Mr . Clinch is responsible for the overall financial success of Acorn’s direct - to - consumer operation . From 2002 to 2008 , as senior vice - president of direct marketing and inventory management for J . Jill (a division of The Talbots, Inc . ), he helped the women’s apparel brand grow sales to over $ 450 million annually . Previously, he directed inventory management for Williams - Sonoma’s Pottery Barn Brands and Chadwick’s of Boston . Clinch earned his MSBA in accounting from the University of Massachusetts . ▪ Paul Holland has over 20 years experience in the U . K . ’s DVD and entertainment industry . He came to Acorn Media U . K . in 2006 from Granada Ventures where he was director of publishing responsible for the ITV DVD label and the broadcaster’s book and music publishing . Between 1995 and 1999 Holland worked at EMI Records where he had responsibility for the management and marketing of EMI’s back catalog and developed platinum album campaigns for the likes of Dean Martin, David Bowie, Duran Duran and Blondie . He joined EMI from BBC Worldwide where he had been Head Of Marketing at BBC Video responsible for launch of many of the UK’s top TV brands on video including Wallace and Gromit , Black Adder and Only Fools and Horses . Paul has a degree in Computing, Operational Research and Statistics from the University of Kent at Canterbury . ▪ Pete Smart joined the Acorn U . K . senior management team in 1998 coming from the public relations agency Media Communications where he managed key accounts . Previous positions include marketing manager for independent production company Taylor Made Films and international sales representative for Central Television . ▪ Lesley Fromant is the founder and Managing Director of Acorn Media U . K . After nearly a decade as the first managing director of Acorn’s U . K . division, Fromant returned to her native Australia to direct the 2007 launch of Acorn Media Australia . Before she joined Acorn, Fromant had already amassed 20 years of experience in the U . K . ’s home video industry . She had been head of video at Central Television Enterprises (now ITV Worldwide), where she created the Central Video label . Other industry experience includes positions with Video Trade Weekly, CBS/Fox, and video hardware distributor REW . Acorn Overview Source: Acorn Media Group, Image Management and other publicly available information

Acorn Media Group

Acorn Overview

Historical and Projected Financial Performance

- The chart below illustrates the historical performance for Acorn for the period from January 1, 2011 through December 31, 2011, as well as projections for the fiscal years ending December 31, 2012 through December 31, 2016.

($US in 000s)	For the Years Ending December 31, [a]					
	2011A	2012E	2013E	2014E	2015E	2016E
Acorn Net Sales	$84,170	$94,442	$105,432	$117,037	$122,889	$129,033
Agatha Christie Net Sales [b]	6,526	7,164	14,906	15,299	12,240	12,852
Total Net Sales	90,696	101,606	120,339	132,336	135,128	141,884
Acorn EBITDA [c]	9,864	15,974	20,068	23,834	29,754	33,086
Agatha Christie EBITDA [b]	2,693	1,882	4,182	5,791	4,335	4,602
Total EBITDA	12,557	17,856	24,250	29,625	34,089	37,688
Depreciation	357	344	349	371	371	371
Amortization	331	378	362	454	454	454
Total D&A	688	722	711	825	825	825
Other Expense/(Income)	64	33	105	105	105	105
Pretax Income	11,806	17,101	23,435	28,695	33,159	36,758
Taxes	2,279	6,676	9,552	10,952	14,239	15,933
Net Income	$9,527	$10,424	$13,882	$17,743	$18,920	$20,825

Notes:
a) Provided by Image Management
b) After deduction of Agatha Christie Minority Interest; includes 64% of Agatha Christie projected financials
c) Includes Product & Product Development Amortization expense

- 33 -

IMAGE ENTERTAINMENT

SALEM PARTNERS

- 34 - Purchase Price Ratio Analysis Acorn Overview ____________________________________ Notes: Source: Image Management a) Includes $80 million of cash consideration and 1 million Purchaser Shares at $10.00 per share, per Acorn Stock Purchase Agreement; excludes 1 million warrants b) Per Acorn audited financial statements for the period ended December 31, 2011 c) After deduction of Agatha Christie Minority Interest; includes 64 % of Agatha Christie projected financials d) Includes of Product & Product Development Amortization expense (In 000s, except per share amounts) Current Capitalization Equity Value (a) $90,000 $70,000 $75,000 $80,000 $85,000 $90,000 $95,000 $100,000 $105,000 $110,000 Line of Credit (b) 83 83 83 83 83 83 83 83 83 83 Debt in Connection with ACL Acquisition 22,133 22,133 22,133 22,133 22,133 22,133 22,133 22,133 22,133 22,133 Cash (b) 1,625 1,625 1,625 1,625 1,625 1,625 1,625 1,625 1,625 1,625 Net Debt 20,591 20,591 20,591 20,591 20,591 20,591 20,591 20,591 20,591 20,591 Value of Minority Interest (b) 759 759 759 759 759 759 759 759 759 759 Transaction Value $111,350 $91,350 $96,350 $101,350 $106,350 $111,350 $116,350 $121,350 $126,350 $131,350 Transaction Value as a Multiple of: FY2011E Revenue (c) $90,696 1.23x 1.01x 1.06x 1.12x 1.17x 1.23x 1.28x 1.34x 1.39x 1.45x FY2011E EBITDA (c)(d) 12,557 8.9x 7.3x 7.7x 8.1x 8.5x 8.9x 9.3x 9.7x 10.1x 10.5x FY2011E EBIT (c)(d) 11,870 9.4x 7.7x 8.1x 8.5x 9.0x 9.4x 9.8x 10.2x 10.6x 11.1x FY2012E Revenue (c) $101,606 1.10x 0.90x 0.95x 1.00x 1.05x 1.10x 1.15x 1.19x 1.24x 1.29x FY2012E EBITDA (c)(d) 17,856 6.2x 5.1x 5.4x 5.7x 6.0x 6.2x 6.5x 6.8x 7.1x 7.4x FY2012E EBIT (c)(d) 17,134 6.5x 5.3x 5.6x 5.9x 6.2x 6.5x 6.8x 7.1x 7.4x 7.7x

- 35 - Acorn Overview Discounted Cash Flow Analysis ▪ The chart below illustrates the projected cash flows for Acorn through March 31 , 2016 , as well as the present value of cash flows and terminal value after discounting as of March 31 , 2012 . ____________________________________ Notes: Source: Image Management a) After deduction of Agatha Christie Minority Interest; includes 64 % of Agatha Christie projected financials b) Includes Product & Product Development Amortization expense c) Based on Weighted Average Cost of Capital Analysis (see Appendix) d) 2017 FCF assumes 2016 FCF and 3.0% growth rate; terminal value based on Gordon Growth Model assumptions where NPV=FCF t+1 /(r - g) See Appendix for more detailed information on assumptions and methodologies used in the Discounted Cash Flow Analysis For the Year 9Mos. Ended For the Years Ending December 31, Terminal Value Based On ($US in 000s) Ended 12/31/12 12/31/12 2013E 2014E 2015E 2016E Growth Rate (d) EBITDA Multiple Acorn Net Sales $94,442 $75,648 $105,432 $117,037 $122,889 $129,033 2017 FCF $17,281 2016 EBITDA 37,688 Agatha Christie Net Sales (a) 7,164 5,073 14,906 15,299 12,240 12,852 Growth Rate 3.0% Exit Multiple 5.0x Total Net Sales 101,606 80,721 120,339 132,336 135,128 141,884 Terminal Value $182,084 Terminal Value $188,442 Acorn EBITDA (b) 15,974 12,530 20,068 23,834 29,754 33,086 Year for Discounting 4.75 Year for Discounting 4.75 Agatha Christie EBITDA (a) 1,882 892 4,182 5,791 4,335 4,602 Discount Factor at Year 0.57 Discount Factor at Year 0.57 Total EBITDA 17,856 13,422 24,250 29,625 34,089 37,688 Depreciation 344 257 349 371 371 371 NPV $104,105 NPV $107,740 Amortization 378 286 362 454 454 454 Total D&A 722 544 711 825 825 825 Other Expense/(Income) 33 23 105 105 105 105 Pretax Income 17,101 12,856 23,435 28,695 33,159 36,758 Taxes 6,676 6,126 9,552 10,952 14,239 15,933 Net Income $10,424 $6,730 $13,882 $17,743 $18,920 $20,825 Operating Cash Flow (a)(b) $5,968 $7,138 $5,515 $6,957 $15,242 $16,777 Interim Cash Flow Free Cash Flow $7,138 $5,515 $6,957 $15,242 $16,777 $51,629 Year for Discounting Purposes 0.75 1.75 2.75 3.75 4.75 Discount Factor at 12.5% (c) 0.92 0.81 0.72 0.64 0.57 NPV $6,535 $4,488 $5,033 $9,803 $9,592 $35,452

- 36 - Acorn Overview Discounted Cash Flow Analysis – Sensitivity Analysis ▪ The charts below illustrate the implied enterprise value of Acorn based on varying discount rates and under various terminal value assumptions . (In 000s) PV of Cash Flow PV of Terminal Value - Growth Rate Implied Enterprise Value Based on Growth Rate Terminal Value At Discount Rate 1.0% 2.0% 3.0% 4.0% 5.0% 1.0% 2.0% 3.0% 4.0% 5.0% 10.5% $37,473 $113,364 $126,716 $143,633 $165,763 $195,953 $150,838 $164,189 $181,106 $203,236 $233,426 11.5% 36,441 98,262 108,615 121,408 137,616 158,818 134,702 145,056 157,848 174,056 195,259 12.5% 35,452 85,985 94,181 104,105 116,366 131,901 121,436 129,633 139,556 151,817 167,352 13.5% 34,503 75,844 82,445 90,304 99,819 111,575 110,348 116,948 124,807 134,322 146,079 14.5% 33,594 67,356 72,749 79,080 86,618 95,745 100,950 106,343 112,674 120,212 129,339 PV of Cash Flow PV of Terminal Value - EBITDA Multiple Implied Enterprise Value Based on EBITDA Multiple Terminal Value At Discount Rate 4.0x 4.5x 5.0x 5.5x 6.0x 4.0x 4.5x 5.0x 5.5x 6.0x 10.5% $37,473 $93,858 $105,591 $117,323 $129,055 $140,788 $131,332 $143,064 $154,796 $166,528 $178,261 11.5% 36,441 89,926 101,167 112,408 123,649 134,890 126,367 137,608 148,849 160,089 171,330 12.5% 35,452 86,192 96,966 107,740 118,514 129,288 121,643 132,417 143,191 153,965 164,739 13.5% 34,503 82,644 92,974 103,304 113,635 123,965 117,147 127,477 137,808 148,138 158,469 14.5% 33,594 79,271 89,179 99,088 108,997 118,906 112,865 122,774 132,682 142,591 152,500

Implied Equity Value Comparable Companies (c) EBITDA Multiple (d)(e)(f) 7.0x-12.0x $103,643 $192,923 Precedent Transactions (g) EBITDA Multiple (d)(e)(f) 5.0x-8.0x $67,931 $121,499 Discounted Cash Flow (h)(i) Discount Rate 14.5%-10.5% 111,333 133,446 $60mm $80mm $100mm $120mm $140mm $160mm $180mm $200mm - 37 - Acorn Overview Summary Valuation Analysis ▪ The charts below illustrate the range of implied enterprise values for Acorn based the previously discussed valuation methodologies . $103.6mm $67.9mm $121.5mm $111.3mm $133.4mm $192.9mm ____________________________________ Notes: a) Per Acorn audited financial statements for the period ended December 31, 2011 b) Includes new debt incurred in connection with the acquisition of the Agatha Christie estate c) Based on Comparable Companies Analysis (see Appendix) d) Based on estimated results for the year ending December 31, 2012 e) After deduction of Agatha Christie Minority Interest; includes 64% of Agatha Christie projected financials f) After deduction of Product & Product Development Amortization expense g) Based on Precedent Transactions Analysis (see Appendix) h) Terminal Value based on EBITDA multiple at exit i) See Appendix for additional detail on Discounted Cash Flow Analysis Less: Less: Minority (In 000s) Key Metrics Enterprise Value Net Debt (a)(b) Interest (a) Equity Value Comparable Companies 1.81x (c) Revenue (d)(e) $183,478 $20,591 $759 $162,129 8.4x (c) EBITDA (d)(e)(f) 150,133 20,591 759 128,783 Precedent Transactions 0.87x (g) Revenue (d)(e) 88,397 20,591 759 67,047 6.1x (g) EBITDA (d)(e)(f) 108,922 20,591 759 87,572 Discounted Cash Flow (h)(i) 12.5% Discount Rate 143,191 20,591 759 121,842

4: RLJ Overview - 38 -

- 39 - RLJ Overview RLJ Background ▪ RLJ Acquisition, Inc . (“RLJ”) is a blank check or special purpose acquisition vehicle (“SPAC”) formed on November 20 , 2010 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses . RLJ’s sponsor (the “Sponsor”) is RLJ SPAC Acquisition, LLC . ▪ The founder and chairman of RLJ is Robert L . Johnson, the founder and former chairman of Black Entertainment Television, which was sold to Viacom in 2001 for approximately $ 3 billion . In addition to Mr . Johnson, notable board members include William Cohen, former senator and secretary of defense, and Mario Gabelli, founder and CEO of GAMCO Investors, Inc . ▪ RLJ completed its initial public offering on February 20 , 2011 and received net proceeds of $ 140 million plus $ 5 million for the purchase of warrants by the Sponsor . RLJ’s common stock and warrants trade on the OTCBB . - RLJ’s common stock capitalization includes 14 . 4 million shares issued to public holders (the “RLJ Public Common”) and 3 . 6 million shares granted to RLJ insiders (the “RLJ Founders Common”) . ▪ The chart below illustrates the current equity capitalization of RLJ . __________________________ Notes: a) Per RLJ 10 - K filing for the period ended December 31, 2011 b) Includes 13,622,664 shares subject to possible redemption at $9.95 per share, per Redemption Rights c) Held by the Sponsor, William S. Cohen and Morris Goldfarb; includes 898,438 shares subject to possible forfeiture based on certain stock price hurdles set forth in RLJ 10 - K filing for the period ended December 31, 2011 d) $0.001 par value; authorized 25,000,000 shares; 17,968,750 shares issued and outstanding as of December 31, 2011 e) Strike price of $12.00 per share f) Sold to Sponsor for $5 million, or $0.75 per share g) As of March 28, 2012 per Capital IQ h) Excludes warrants (In 000s) Equity Outstanding RLJ Public Common 14,375 (a)(b) RLJ Founders Common 3,594 (a)(c) Total Common Stock 17,969 (d) Warrants Sold in IPO 14,375 (a)(e) Warrants Purchased by Sponsor 6,667 (a)(e)(f) Total Warrants 21,042 Stock Price $9.75 (g) Total Market Capitalization $175,195 (h)

- 40 - RLJ Overview RLJ Ownership ▪ The chart below illustrates the shareholdings held by insiders, select institutional holders and other shareholders of RLJ Public Common . ___________________________ Notes: Source: RLJ 10 - K filing for the period ended December 31, 2011 a) Includes only institutional shareholders known by RLJ to be the beneficial owner of a 5% or greater stake in shares outstanding b) The RLJ Companies LLC is the sole manager and is the sole voting member of RLJ SPAC Acquisition LLC. Robert L. Johnson is the sole manager and the sole voting member of The RLJ Companies LLC c) Includes 898,438 RLJ Founder Shares subject to possible forfeiture based on certain stock price hurdles set forth in RLJ 10 - K filing for the period ended December 31, 2011 (In 000s) Common Shares (a) % Insiders Including RLJ Companies 3,594 20.0% (b)(c) Fir Tree Partners LP 1,863 10.4% Polar Securities Inc. 1,364 7.6% Bulldog Investors 1,268 7.1% Senator Investment Group LP 1,238 6.9% AQR Capital Management LLC 1,167 6.5% Total 6,899 38.4% Other Common Shareholders 7,476 41.6% Total RLJ Public Common Outstanding 17,969 100.0%

- 41 - RLJ Overview RLJ Balance Sheet ▪ The chart below illustrates the balance sheet for RLJ as of December 31 , 2011 . __________________________ Notes: Source: RLJ 10 - K filing for the period ended December 31, 2011 a) Includes 13,622,664 shares subject to possible redemption at $9.95 per share, per Redemption Rights (In 000s) Cash and Cash Equivalents $1,163 Prepaid Expenses 17 Total Current Assets 1,180 Investments Held in Trust Account 143,115 Total Assets $144,295 Accounts Payable $21 Accrued Expenses 66 Due to Affiliate 68 Total Current Liabilities 156 Deferred Underwriter's Fee 3,594 Total Liabilities 3,749 Common Stock Subject to Possible Redemption 135,546 (a) Common Stock 18 Additional Paid-in-Capital 5,429 Deficit Accumulated During Development Stage (447) Total Stockholder's Equity 5,000 Total Liabilities and Stockholder's Equity $144,295

RLJ Overview

RLJ Acquisition, Inc.

Directors and Executive Officer Biographies

Name	Position
Robert L. Johnson	Chairman of the Board
H. Van Sinclair	President, Chief Executive Office and Director
Lisa W. Pickrum	Chief Financial Officer
William S. Cohen	Director Nominee
Mario T. Gabelli	Director Nominee
Morris Goldfarb	Director Nominee

- **Robert L. Johnson** has served as chairman of the board since November 2010. Mr. Johnson founded and has served as chairman of The RLJ Companies, an innovative business network that owns or holds interests in a diverse portfolio of companies in the banking, private equity, real estate, hospitality, professional sports, film production, gaming, and automobile dealership industries, since February 2003. Prior to forming The RLJ Companies, Mr. Johnson was founder and chief executive officer of Black Entertainment Television (BET), which was acquired by Viacom Inc. in 2001. He continued to serve as chief executive officer of BET until February 2006. In July 2007, Mr. Johnson was named by USA Today as one of the 25 most influential business leaders of the past 25 years. Mr. Johnson currently serves on the board of directors of the KB Home, Lowe's Companies, Inc., IMG Worldwide, Inc., Rollover System, Inc. and Strayer Education, Inc. He previously served as a director of Hilton Hotels Corporation, US Airways Group, Inc. and General Mills, Inc.

- **H. Van Sinclair** has served as president, chief executive officer and a member of the board of directors since November 2010. Since February 2003, Mr. Sinclair has served as president and chief executive officer of The RLJ Companies. Mr. Sinclair has also served as Vice President of Legal and Business Affairs for the RLJ Urban Lodging Funds, a private equity fund concentrating on limited and focused service hotels in the United States and for RLJ Development, which is the RLJ Companies' hotel and hospitality company, since January 2006. Prior to joining The RLJ Companies, Mr. Sinclair spent 28 years, from October 1978 to February 2003, with the law firm of Arent Fox, PLLC. Mr. Sinclair remains of counsel to Arent Fox.

Source: RLJ 10-K filing for the period ended December 31, 2011, Image Management and other publicly available information

IMAGE ENTERTAINMENT

- 42 -

SALEM PARTNERS

- 43 - RLJ Overview Directors and Executive Officer Biographies (continued) ▪ Lisa W . Pickrum has served as chief financial officer since December 2010 . Ms . Pickrum has also served as executive vice president and chief operating officer of The RLJ Companies since August 2004 . Prior to that, Ms . Pickrum was a senior associate at Katalyst Venture Partners, a private equity firm, from September 2000 to January 2003 . She has served as a member of the board of directors of DeVry, Inc . , a provider of educational services, since November 2008 . Ms . Pickrum currently serves on the board of directors of Rollover Systems, Inc . , the RLJ McLarty Landers Automotive Group, and Urban Trust Holdings and Urban Trust Bank . ▪ William S . Cohen has been Chairman and Chief Executive Officer of The Cohen Group, a business consulting firm, since January 2001 . Prior to founding The Cohen Group, Mr . Cohen served as the United States Secretary of Defense from January 1997 to 2001 . He also served as a United States Senator from 1979 to 1997 , and as a member of the United States House of Representatives from 1973 to 1979 . Mr . Cohen has served on the board of directors of CBS Corporation since 2003 . He has also served as a director of Viacom Inc . ( 2003 – 2006 ), American International Group, Inc . ( 2004 – 2006 ) and Head N . V . ( 2001 – 2007 ) . ▪ Mario J . Gabelli has served as Chairman and Chief Executive Officer of GAMCO Investors, Inc . since February 1999 , and as a director since November 1976 . Mr . Gabelli has also served as Chief Investment Officer — Value Portfolios of GAMCO Asset Management Inc . since August 1978 . In connection with those responsibilities, he serves as director or trustee of registered investment companies managed by GAMCO and its affiliates (“Gabelli Funds”) . Mr . Gabelli has been a portfolio manager for Teton Advisors, Inc . , an asset management company which was spun - off from GAMCO in March 2009 , since 1998 . Mr . Gabelli has served as Chairman of LICT Corporation, a public company engaged in multimedia and other services, since 2004 , director of CIBL, Inc . , a holding company with operations in broadcasting and wireless telecommunications, since 2007 and Chairman and Chief Executive Officer of The Morgan Group Holding Co . , a public holding company, since 2001 . In addition, Mr . Gabelli is the Chief Executive Officer, a director and the controlling shareholder of GGCP, Inc . , a private company which owns a majority of GAMCO’s Class B Stock, and the Chairman of MJG Associates, Inc . , which acts as a investment manager of various investment funds and other accounts . Mr . Gabelli serves as Overseer of Columbia University Graduate School of Business and Trustee of Boston College and Roger Williams University . He also serves as Trustee of The Winston Churchill Foundation and The E . L . Wiegand Foundation, and as a member of the board of directors of The National Italian American Foundation, The American - Italian Cancer Foundation, The Foundation for Italian Art & Culture and The Mentor/National Mentoring Partnership . He is also Chairman of the Gabelli Foundation, Inc . , a Nevada private charitable trust . ▪ Morris Goldfarb serves as Chairman of the Board and Chief Executive Officer of G - III Apparel Group, Ltd . , a designer, manufacturer, importer and marketer of apparel, handbags and luggage . Mr . Goldfarb has served as an executive officer and director of G - III and its predecessors since its formation in 1974 . Mr . Goldfarb served as a director of Lakes Entertainment, Inc . from June 1998 until March 2010 . Source: RLJ 10 - K filing for the period ended December 31, 2011, Image Management and other publicly available information

5: Analysis of the Combination - 44 -

Analysis of the Combination of RLJ, Image and Acorn

Sources and Uses

- The chart below illustrates the estimated sources and uses for the Merger, the Image Preferred Stock Purchase and the Acorn Acquisition (together, the "Transactions") to create the combined company ("Combined Company").

Sources	Total
RLJ Cash	$98,858 [(a)]
Revolving Bank Debt	11,912 [(a)(b)]
Term Loan	22,000
Subordinated Note	7,424 [(a)(b)]
Vendor Advance	3,800
Holdings Common Equity Issued	31,390 [(c)(d)(e)]
Cash From Targets	6,324
Total Sources	$181,708

Uses	Total
Acorn Acquisition	
Cash	$80,000
Stock	10,000 [(d)(e)]
Debt Retirement	4,634
New Debt Refinancing	22,288 [(f)]
Total	$116,922
Merger and Preferred Stock Purchase of Image	
Cash	$15,176 [(a)(b)]
Stock	21,390 [(c)(e)]
Subordinated Debt	7,424 [(a)(b)]
Debt Retirement	8,522
Total	$52,512
Fees & Expenses	$7,000
Cash to Balance Sheet	5,275
Total Uses	$181,708

Notes:
$US in 000s
a) Based on 30% redemption of eligible RLJ common shares pursuant to the Redemption Rights
b) Based on consideration structure set forth in the Preferred Stock Purchase Agreement
c) Includes approximately 1.9 million Purchaser Shares to JH Partners, Image Management and Other Insiders and 267,703 Purchaser Shares to Non-Insider Shareholders
d) Includes 1 million Purchaser Shares to Acorn shareholders
e) Assumes Purchaser Share price of $10.00
f) Net debt incurred in connection with the acquisition of a 64% interest in the Agatha Christie estate

- The chart below illustrates the pro forma common stock ownership of the Combined Company.

Holder	Shares	%
RLJ Public [(a)(b)]	10,288	63.4%
RLJ Founder [(c)(d)]	2,801	17.3%
JH Partners [(e)(f)]	1,520	9.4%
Image Management & Other Insiders [(e)(f)(g)]	351	2.2%
Image Non-Insider Shareholders [(e)]	268	1.6%
Acorn Shareholders [(h)]	1,000	6.2%
Total	16,228	100.0%

Notes:
In 000s
a) Excludes 14,375,000 warrants
b) Based on 30% redemption of eligible RLJ common shares pursuant to the Redemption Rights
c) Excludes 5,666,667 warrants
d) Assumes forfeiture of 792,739 RLJ Shares; includes 898,438 RLJ Founder Shares subject to possible forfeiture based on certain stock price hurdles set forth in RLJ 10-K filing for the period ended December 31, 2011
e) Based on Per Share Merger Consideration set forth in Merger Agreement
f) Excludes Company Stock to be surrendered per Merger Agreement
g) Includes Class A and Class B RSAs that will vest in the Merger per vesting provisions set forth in the Company's 10-K filing for the period ending March 31, 2011
h) Excludes 1 million warrants

IMAGE ENTERTAINMENT

- 45 -

SALEM PARTNERS

- 46 - Pro Forma Ownership Profile ▪ The schedule below illustrates the pro forma ownership of the common stock of the Combined Company . Analysis of the Combination of RLJ, Image and Acorn ________________________ Notes: a) Per RLJ 10 - K filing for the period ended December 31, 2011 b) Based on 30% redemption of eligible RLJ common shares pursuant to the Redemption Rights c) Assumes forfeiture of 792,739 RLJ Shares; includes 898,438 RLJ Founder Shares subject to possible forfeiture based on certain stock price hurdles set forth in RLJ 10 - K filing for the period ended December 31, 2011 d) Acorn warrant consideration assumed to be paid from existing RLJ Founder warrants e) Based on Per Share Merger Consideration set forth in Merger Agreement f) Excludes Company Stock to be surrendered by JH Partners, Image Management and Other Insiders g) Includes Class A and Class B RSAs that will vest in the Merger per vesting provisions set forth in the Company's 10 - K filing for the period ending March 31, 2011 (In 000s) Holdings Fully Diluted Holder Shares Warrants Total Shares % RLJ Public 10,288 (a)(b) 14,375 (a) 24,663 66.2% RLJ Founder 2,801 (a)(c) 5,667 (d) 8,468 22.7% Acorn Shareholders 1,000 1,000 (d) 2,000 5.4% Image Insiders 1,871 (e)(f)(g) - 1,871 5.0% Image Non-Insider Shareholders 268 (e) - 268 0.7% Total 16,228 21,042 37,270 100.0%

- 47 - RLJ Redemption Scenario Analysis ▪ The chart below illustrates the sources and uses for the Transactions based upon a range of redemption rates of RLJ Acquisition Inc . redeemable shares . Analysis of the Combination of RLJ, Image and Acorn ________________________ Notes: a) Per RLJ 10 - K filing for the period ended December 31, 2011 b) 13,622,664 shares subject to possible redemption at $9.95 per share c) Based on redemption of Purchaser Shares pursuant to the Redemption Rights d) Includes approximately 1.9 million Purchaser Shares to JH Partners, Image Management and Other Insiders; 267,703 Purchaser Shares to Non - Insider Shareholders; and 1 million Purchaser Shares to Acorn shareholders e) Based on consideration structure set forth in the Preferred Stock Purchase Agreement f) Excludes 1 million warrants issued from existing RLJ Founder warrants g) Debt incurred in connection with the acquisition of a 64% interest in the Agatha Christie estate h) Includes approximately 1.9 million Purchaser Shares to JH Partners, Image Management and Other Insiders; 267,703 Purchaser Shares to Non - Insider Shareholders i) Based on Per Share Merger Consideration set forth in Merger Agreement j) Includes Class A and Class B RSAs that will vest in the Merger per vesting provisions set forth in the Company's 10 - K filing for the period ending March 31, 2011 k) Includes deferred underwriting fees of $3,593,750 Structure at Redemption Rate of (In 000s) 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% 40.0% 45.0% 50.0% RLJ Cash (a) $143,115 $143,115 $143,115 $143,115 $143,115 $143,115 $143,115 $143,115 $143,115 $143,115 $143,115 RLJ Redeemable Cash (a)(b) 135,546 135,546 135,546 135,546 135,546 135,546 135,546 135,546 135,546 135,546 135,546 Less: Redemptions (c) - 6,777 13,555 20,332 27,109 33,886 40,664 47,441 54,218 60,995 67,773 Less: Deferred Underwriting Fees (a) 3,594 3,594 3,594 3,594 3,594 3,594 3,594 3,594 3,594 3,594 3,594 Post Redemption RLJ Cash $139,522 $132,744 $125,967 $119,190 $112,412 $105,635 $98,858 $92,081 $85,303 $78,526 $71,749 RLJ Common (d) 31,390 31,390 31,390 31,390 31,390 31,390 31,390 31,390 31,390 31,390 31,390 Revolving Bank Debt (e) - - - - 5,510 8,711 11,912 15,114 17,891 24,669 31,446 Term Loan 22,000 22,000 22,000 22,000 22,000 22,000 22,000 22,000 22,000 22,000 22,000 Subordinated Notes (e) - - - - 273 3,848 7,424 11,000 15,000 15,000 15,000 Vendor Advances 3,800 3,800 3,800 3,800 3,800 3,800 3,800 3,800 3,800 3,800 3,800 Existing Target Cash Balances 6,324 6,324 6,324 6,324 6,324 6,324 6,324 6,324 6,324 6,324 6,324 Total Sources $203,035 $196,258 $189,481 $182,704 $181,708 $181,708 $181,708 $181,708 $181,708 $181,708 $181,708 Acquisition Consideration Acorn Cash Consideration $80,000 $80,000 $80,000 $80,000 $80,000 $80,000 $80,000 $80,000 $80,000 $80,000 $80,000 Acorn Equity Consideration (f) 10,000 10,000 10,000 10,000 10,000 10,000 10,000 10,000 10,000 10,000 10,000 Acorn New Debt (g) 22,288 22,288 22,288 22,288 22,288 22,288 22,288 22,288 22,288 22,288 22,288 Image Cash Consideration (e) 22,600 22,600 22,600 22,600 22,327 18,752 15,176 11,600 7,600 7,600 7,600 Image Equity Consideration (h)(i)(j) 21,390 21,390 21,390 21,390 21,390 21,390 21,390 21,390 21,390 21,390 21,390 Repayment of Existing Debt 13,156 13,156 13,156 13,156 13,156 13,156 13,156 13,156 13,156 13,156 13,156 Sub. Debt (e) - - - - 273 3,848 7,424 11,000 15,000 15,000 15,000 Fees & Expenses (k) 7,000 7,000 7,000 7,000 7,000 7,000 7,000 7,000 7,000 7,000 7,000 Total Uses 176,434 176,434 176,434 176,434 176,434 176,434 176,434 176,434 176,434 176,434 176,434 Remaining Cash to Balance Sheet $26,602 $19,825 $13,047 $6,270 $5,275 $5,275 $5,275 $5,275 $5,275 $5,275 $5,275

- 48 - RLJ Redemption Scenario Analysis – Ownership Structure ▪ The chart below illustrates the resulting capitalization structure of the Combined Company based upon a range of redemption rates of RLJ Acquisition Inc . redeemable shares . Analysis of the Combination of RLJ, Image and Acorn ________________________ Notes: a) Remaining shares after redemption of eligible RLJ common shares per Redemption Rights b) Excludes 14,375,000 warrants c) Assumes forfeiture of 792,739 RLJ Shares; includes 898,438 RLJ Founder Shares subject to possible forfeiture based on certain stock price hurdles set fort h i n RLJ 10 - K filing for the period ended December 31, 2011 d) Excludes 5,666,667 warrants e) Based on Per Share Merger Consideration set forth in Merger Agreement f) Excludes Company Stock to be surrendered per Merger Agreement g) Includes Class A and Class B RSAs that will vest in the Merger per vesting provisions set forth in the Company's 10 - K filing for the period ending March 31, 2011 h) Excludes 1 million warrants Structure at Redemption Rate of (In 000s) 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% 40.0% 45.0% 50.0% Resulting Combined Company Share Ownership RLJ Common (a)(b) 14,375 13,694 13,013 12,332 11,650 10,969 10,288 9,607 8,926 8,245 7,564 RLJ Founder (c)(d) 2,801 2,801 2,801 2,801 2,801 2,801 2,801 2,801 2,801 2,801 2,801 JH Partners (e)(f) 1,520 1,520 1,520 1,520 1,520 1,520 1,520 1,520 1,520 1,520 1,520 Image Management & Other Insiders (e)(f)(g) 351 351 351 351 351 351 351 351 351 351 351 Non-Insider Shareholders (e) 268 268 268 268 268 268 268 268 268 268 268 Acorn Shareholders (h) 1,000 1,000 1,000 1,000 1,000 1,000 1,000 1,000 1,000 1,000 1,000 Total Equity Capitalization 20,315 19,634 18,953 18,272 17,590 16,909 16,228 15,547 14,866 14,185 13,504 Implied Combined Company Percentage Ownership RLJ Common 70.8% 69.7% 68.7% 67.5% 66.2% 64.9% 63.4% 61.8% 60.0% 58.1% 56.0% RLJ Founder 13.8% 14.3% 14.8% 15.3% 15.9% 16.6% 17.3% 18.0% 18.8% 19.7% 20.7% JH Partners 7.5% 7.7% 8.0% 8.3% 8.6% 9.0% 9.4% 9.8% 10.2% 10.7% 11.3% Image Management & Other Insiders 1.7% 1.8% 1.9% 1.9% 2.0% 2.1% 2.2% 2.3% 2.4% 2.5% 2.6% Non-Insider Shareholders 1.3% 1.4% 1.4% 1.5% 1.5% 1.6% 1.6% 1.7% 1.8% 1.9% 2.0% Acorn Shareholders 4.9% 5.1% 5.3% 5.5% 5.7% 5.9% 6.2% 6.4% 6.7% 7.0% 7.4% Total 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0%

Analysis of the Combination of RLJ, Image and Acorn

Combined Company Historical and Projected Income Statement

- The chart below illustrates the pro forma historical and projected performance for the Combined Company for the period January 1, 2011 through December 31, 2016.
  - Image Management has prepared these projections to reflect certain synergies of the Combined Company as well as additional cash resources provided by RLJ.

	For the Year Ended December 31,					
($US in 000s)	2011A	2012E	2013E	2014E	2015E	2016E
Total Revenue [a]	$194,580	$225,585	$256,018	$280,157	$287,985	$297,798
Growth		*15.9%*	*13.5%*	*9.4%*	*2.8%*	*3.4%*
Pro Forma Combined Adjusted EBITDA [a][b]	21,584	34,711	45,266	51,319	55,849	59,378
EBITDA Margin	*11.1%*	*15.4%*	*17.7%*	*18.3%*	*19.4%*	*19.9%*
Depreciation & Amortization	1,702	11,202	16,402	13,330	13,350	13,350
Pro Forma Combined EBIT	19,882	23,510	28,865	37,989	42,499	46,028
Other Expense/(Income) [c]	-	850	-	-	-	-
Interest Expense	-	1,683	3,086	2,966	2,854	2,436
Taxable Income	19,882	20,976	25,779	35,022	39,645	43,592
Income Taxes	8,089	8,391	10,312	14,009	15,858	17,437
Net Income	$11,793	$12,586	$15,467	$21,013	$23,787	$26,155

Notes:
Source: Image Management
a) *After deduction of Agatha Christie Minority Interest; includes 64% of Agatha Christie projected financials*
b) *Includes Product & Product Development Amortization expense*
c) *$850,000 non-recurring severance costs*

IMAGE ENTERTAINMENT

- 49 -

SALEM PARTNERS

- 50 - Purchase Price Ratio Analysis – Combined Company Analysis of the Combination of RLJ, Image and Acorn ________________________ Notes : Source: Image Management a) Based on 30% redemption of Purchaser Shares pursuant to the Redemption Rights b) 13,622,664 shares subject to possible redemption at $9.95 per share c) Includes Class A and Class B RSAs that will vest in the Merger per vesting provisions set forth in the Company's 10 - K filing for the period ending March 31, 2011 d) Assumes forfeiture of 792,739 RLJ Founder Shares ; includes 898,438 RLJ Founder Shares subject to possible forfeiture based on certain stock price hurdles set forth in RLJ 10 - K filing for the period ended December 31, 2011 e) If implied per share price is greater than strike price, includes 14,375,000 RLJ warrants; 5,666,667 RLJ Founder warrants; and 1 million warrants to Acorn shareholders per Acorn Agreement f) Based on consideration structure set forth in the Preferred Stock Purchase Agreement g) Value of Madacy interest and conversion option as estimated by the Company h) After deduction of Agatha Christie Minority Interest; includes 64% of Agatha Christie projected financials i) Includes Product & Product Development Amortization expense (In 000s, except per share amounts) Current Price Per share Price $10.000 $9.000 $9.750 $10.500 $11.250 $12.000 $12.750 $13.500 $14.250 $15.000 Value of Common Equity (a)(b)(c)(d) $153,298 $137,968 $149,465 $160,963 $172,460 $189,348 $201,182 $219,081 $231,252 $243,423 Value of Options, Warrants and Restricted (e) 0 0 0 0 0 0 15,781 31,563 47,344 63,125 Fully Diluted Equity Value 153,298 137,968 149,465 160,963 172,460 189,348 216,963 250,643 278,596 306,548 Plus: Revolving Bank Debt (a)(f) 11,912 11,912 11,912 11,912 11,912 11,912 11,912 11,912 11,912 11,912 Plus: Subordinated Debt (a)(f) 7,424 7,424 7,424 7,424 7,424 7,424 7,424 7,424 7,424 7,424 Plus: Term Loan 22,000 22,000 22,000 22,000 22,000 22,000 22,000 22,000 22,000 22,000 Less: Cash 5,275 5,275 5,275 5,275 5,275 5,275 5,275 5,275 5,275 5,275 Net Debt 36,062 36,062 36,062 36,062 36,062 36,062 36,062 36,062 36,062 36,062 Minority Interest (g) 2,593 2,593 2,593 2,593 2,593 2,593 2,593 2,593 2,593 2,593 Transaction Value $191,952 $176,623 $188,120 $199,617 $211,115 $228,003 $255,618 $289,298 $317,250 $345,203 Transaction Value as a Multiple of: FY2012E Revenue (h) $225,585 0.85x 0.78x 0.83x 0.88x 0.94x 1.01x 1.13x 1.28x 1.41x 1.53x FY2012E EBITDA (h)(i) 34,711 5.5x 5.1x 5.4x 5.8x 6.1x 6.6x 7.4x 8.3x 9.1x 9.9x FY2012E EBIT (h)(i) 23,510 8.2x 7.5x 8.0x 8.5x 9.0x 9.7x 10.9x 12.3x 13.5x 14.7x Common Shares Out. (a)(b)(c)(d) 16,228 Warrants Outstanding (e) 21,042 Avg. Wnt. Ex. Price (e) $12.00 Warrant Proceeds (e) $252,500

- 51 - Discounted Cash Flow Analysis ▪ The chart below illustrates the pro forma projected cash flows for the Combined Company through December 31 , 2016 , as well as the present value of cash flows and terminal value after discounting as of March 31 , 2012 . Analysis of the Combination of RLJ, Image and Acorn ____________________________________ Notes : Source: Image Management a) After deduction of Agatha Christie Minority Interest; includes 64 % of Agatha Christie projected financials b) Includes Product & Product Development Amortization expense c) $850,000 non - recurring severance costs d) Based on Weighted Average Cost of Capital Analysis (see Appendix) e) 2017 FCF assumes 2016 FCF and 3.0% growth rate; terminal value based on Gordon Growth Model assumptions where NPV=FCF t+1 /(r - g) See Appendix for more detailed information on assumptions and methodologies used in the Discounted Cash Flow Analysis For the Year 9Mos. Ended For the Years Ended December 31, Terminal Value Based On ($US in 000s) Ended 12/31/12 12/31/12 2013E 2014E 2015E 2016E Growth Rate (e) EBITDA Multiple Total Revenue (a) $225,585 $177,505 $256,018 $280,157 $287,985 $297,798 2017 FCF $35,229 2016 EBITDA 59,378 Growth 15.9% 13.5% 9.4% 2.8% 3.4% Growth Rate 3.0% Exit Multiple 5.0x Pro Forma Combined EBITDA (a)(b) 34,711 27,609 45,266 51,319 55,849 59,378 Terminal Value $379,649 Terminal Value $296,890 EBITDA Margin 15.4% 17.7% 18.3% 19.4% 19.9% Depreciation & Amortization 11,202 10,227 16,402 13,330 13,350 13,350 Year for Discounting 4.75 Year for Discounting 4.75 Pro Forma Combined EBIT 23,510 17,381 28,865 37,989 42,499 46,028 Discount Factor at Year 0.58 Discount Factor at Year 0.58 Other Expense/(Income) (c) 850 850 - - - - NPV $219,007 NPV $171,266 Interest Expense 1,683 1,683 3,086 2,966 2,854 2,436 Taxable Income 20,976 14,848 25,779 35,022 39,645 43,592 Income Taxes 8,391 6,007 10,312 14,009 15,858 17,437 Net Income $12,586 $8,841 $15,467 $21,013 $23,787 $26,155 Operating Cash Flow (a)(b) 14,416 23,134 19,153 32,460 34,203 Interim Cash Flow Free Cash Flow $14,416 $23,134 $19,153 $32,460 $34,203 $123,366 Year for Discounting Purposes 0.75 1.75 2.75 3.75 4.75 Discount Factor at 12.3% (d) 0.92 0.82 0.73 0.65 0.58 NPV $13,217 $18,889 $13,929 $21,024 $19,730 $86,790

- 52 - Discounted Cash Flow Analysis – Sensitivity Analysis ▪ The charts below illustrate the implied pro forma enterprise value of the Combined Company based on varying discount rates and under various terminal value assumptions . Analysis of the Combination of RLJ, Image and Acorn (In 000s) PV of Cash Flow PV of Terminal Value - Growth Rate Implied Enterprise Value Based on Growth Rate Terminal Value At Discount Rate 1.0% 2.0% 3.0% 4.0% 5.0% 1.0% 2.0% 3.0% 4.0% 5.0% 10.3% $91,503 $238,526 $267,336 $304,061 $352,483 $419,250 $330,029 $358,838 $395,564 $443,986 $510,753 11.3% 89,098 206,284 228,514 256,115 291,299 337,689 295,382 317,612 345,213 380,396 426,787 12.3% 86,790 180,174 197,702 219,007 245,459 279,180 266,964 284,491 305,797 332,249 365,969 13.3% 84,574 158,675 172,743 189,548 209,975 235,336 243,250 257,317 274,122 294,549 319,910 14.3% 82,447 140,727 152,187 165,680 181,797 201,389 223,174 234,634 248,127 264,244 283,836 PV of Cash Flow PV of Terminal Value - EBITDA Multiple Implied Enterprise Value Based on EBITDA Multiple Terminal Value At Discount Rate 4.0x 4.5x 5.0x 5.5x 6.0x 4.0x 4.5x 5.0x 5.5x 6.0x 10.3% $91,503 $149,224 $167,877 $186,530 $205,183 $223,836 $240,727 $259,380 $278,033 $296,686 $315,339 11.3% 89,098 142,961 160,831 178,701 196,571 214,441 232,058 249,929 267,799 285,669 303,539 12.3% 86,790 137,013 154,140 171,266 188,393 205,520 223,803 240,930 258,056 275,183 292,309 13.3% 84,574 131,362 147,782 164,203 180,623 197,043 215,937 232,357 248,777 265,198 281,618 14.3% 82,447 125,991 141,740 157,489 173,238 188,987 208,438 224,187 239,936 255,685 271,433

Implied Equity Value Comparable Companies (i) EBITDA Multiple (j)(k)(l) 7.0x-12.0x $204,325 $377,881 Precedent Transactions (m) EBITDA Multiple (j)(k)(l) 5.0x-8.0x $134,902 $239,036 Discounted Cash Flow (n)(o) Discount Rate 14.3%-10.3% 201,281 239,378 $100mm $150mm $200mm $250mm $300mm $350mm $400mm $450mm - 53 - Combined Company Valuation Summary ▪ The charts below illustrate the range of implied pro forma enterprise values for the Combined Company based on the previously discussed valuation methodologies, as well as the implied valuation per share of the Combined Company . Analysis of the Combination of RLJ, Image and Acorn $204.3mm $377.9mm $134.9mm $239.0mm $201.3mm $239.4mm ____________________________________ Notes: a) Based on Image Management estimates b) Value of Madacy interest and conversion option as estimated by the Company c) Based on 30% redemption of Purchaser Shares pursuant to the Redemption Rights d) 13,622,664 shares subject to possible redemption at $9.95 per share e) Includes Class A and Class B RSAs that will vest in the Merger per vesting provisions set forth in the Company's 10 - K filing for the period ending March 31, 2011 f) Assumes forfeiture of 792,739 RLJ Founder Shares g) If implied per share price based on implied equity value is less than $12.00, assumes forfeiture of 898,438 RLJ Founder Shares based on provisions set forth in RLJ 10 - K filing for the period ended December 31, 2011; if implied per share price based on implied equity value is less than $13.00, assumes forfeiture of 449,219 RLJ Founder Shares based on provisions set forth in RLJ 10 - K filing for the period ended December 31, 2011 h) If implied per share price based on implied equity value is greater than warrant strike price of $12.00, implied price per share calculation based on fully diluted shares outstanding using treasury stock method i) Based on Comparable Companies Analysis (see Appendix) j) Based on estimated results for the year ending December 31, 2012 k) After deduction of Agatha Christie Minority Interest; includes 64% of Agatha Christie projected financials l) After deduction of Product & Product Development Amortization expense m) Based on Precedent Transactions Analysis (see Appendix) n) Terminal Value based on EBITDA multiple at exit o) See Appendix for additional detail on Discounted Cash Flow Analysis Enterprise Less: Less: Minority Total Implied (In 000s) Key Metrics Value Net Debt (a) Interest (a)(b) Equity Value Shares (c)(d)(e)(f)(g)(h) Price Per Share Comparable Companies 1.81x (i) Revenue (j)(k) $407,358 $36,062 $2,593 $368,703 22,121 $16.67 8.4x (i) EBITDA (j)(k)(l) 291,851 36,062 2,593 253,197 18,661 $13.57 Precedent Transactions 0.87x (m) Revenue (j)(k) 196,259 36,062 2,593 157,605 15,330 $10.28 6.1x (m) EBITDA (j)(k)(l) 211,739 36,062 2,593 173,084 15,330 $11.29 Discounted Cash Flow (n)(o) 12.3% Discount Rate 258,056 36,062 2,593 219,401 17,328 $12.66

Analysis of the Combination of RLJ, Image and Acorn

Pro Forma Valuation Summary – Equity Value by Shareholder

- The chart below illustrates the total implied pro forma equity value of the Combined Company as well as the relative values attributable to shareholders in the Combined Company.

Holder	Implied Equity Value Range Low		Implied Equity Value Range High	Shares Outstanding Low	Shares Outstanding High	Implied Price Per Share Low	Implied Price Per Share High
RLJ Public [a]	$105,772	-	$238,579	10,288	14,314 [b]	$10.28	$16.67
RLJ Founder [c]	19,560	-	73,137	1,903 [d]	4,388 [e]	10.28	16.67
JH Partners [f][g]	15,626	-	25,334	1,520	1,520	10.28	16.67
Image Management & Other Insiders [f][g][h]	3,612	-	5,856	351	351	10.28	16.67
Image Non-Insider Shareholders [f]	2,752	-	4,462	268	268	10.28	16.67
Acorn Shareholders	10,281	-	21,335	1,000	1,280 [i]	10.28	16.67
Total	$157,605	-	$368,703	15,330	22,121		

Notes:
In 000s
a) *Based on 30% redemption of eligible RLJ common shares pursuant to the Redemption Rights*
b) *If implied per share price based on implied equity value is greater than warrant strike price of $12.00, includes 14,375,000 warrants exercised using treasury stock method*
c) *Assumes forfeiture of 792,739 RLJ Founder Shares*
d) *If implied per share price based on implied equity value is less than $12.00, assumes forfeiture of 898,438 RLJ Founder Shares based on provisions set forth in RLJ 10-K filing for the period ended December 31, 2011; if implied per share price based on implied equity value is less than $13.00, assumes forfeiture of 449,219 RLJ Founder Shares based on provisions set forth in RLJ 10-K filing for the period ended December 31, 2011*
e) *If implied per share price based on implied equity value is greater than warrant strike price of $12.00, includes 5,666,667 warrants exercised using treasury stock method*
f) *Based on Per Share Merger Consideration set forth in Merger Agreement*
g) *Excludes Company Stock to be surrendered per Merger Agreement*
h) *Includes Class A and Class B RSAs that will vest in the Merger per vesting provisions set forth in the Company's 10-K filing for the period ending March 31, 2011*
i) *If implied per share price based on implied equity value is greater than warrant strike price of $12.00, includes 1 million warrants exercised using treasury stock method*

IMAGE ENTERTAINMENT

- 54 -

SALEM PARTNERS

Appendix - 55 -

Comparable Companies Analysis

Comparable Company Analysis

- The chart below details an analysis of selected publicly traded companies comparable to Image, Acorn and the Combined Company.

($US in millions, except stock price)	Market Data			LTM Financial Summary		EBITDA	Valuation Based on LTM	
Company Name	Stock Price[a]	Market Cap[a]	Enterprise Value[b]	Revenue[b]	EBITDA[b]	Margin	EV/Revenue	EV/EBITDA
DHX Media Ltd. [c]	$0.96	$51.1	$67.0	$63.6	$5.9	9.3%	1.05x	11.3x
Navarre Corp.	1.81	67.2	65.3	488.4	5.4	1.1%	0.13x	12.1x
Rentrak Corporation	22.38	247.2	223.3	91.2	1.6	1.7%	2.45x	NMF
Gaiam Inc.	4.28	97.1	85.7	274.8	0.1	0.1%	0.31x	NMF
Entertainment One Ltd. [c]	2.46	453.1	605.9	737.7	73.5	10.0%	0.82x	8.2x
DreamWorks Animation SKG Inc.	18.37	1,543.6	1,427.5	706.0	113.5	16.1%	2.02x	12.6x
CBS Corporation	32.23	20,936.0	26,258.0	14,245.0	3,123.0	21.9%	1.84x	8.4x
Viacom, Inc.	47.17	25,743.7	32,523.7	15,038.0	4,092.0	27.2%	2.16x	7.9x
News Corp.	19.74	48,528.9	55,632.9	34,152.0	6,738.0	19.7%	1.63x	8.3x
Lions Gate Entertainment Corp.	13.59	1,949.1	2,844.3	1,319.3	101.7	7.7%	2.16x	NMF
Walt Disney Co.	43.51	77,985.6	90,771.6	40,956.0	9,958.0	24.3%	2.22x	9.1x
Time Warner Inc.	36.29	35,188.2	51,233.2	28,974.0	6,980.0	24.1%	1.77x	7.3x
Image Entertainment, Inc. [d]	0.09	21.7 [e][f][g]	62.7 [e][f]	106.0 [g]	5.2 [g]	4.9%	0.59x	12.2x
					Mean		1.55x	9.5x
					Median		1.81x	8.4x

Notes:
Source: Capital IQ
a) Market data as of March 28, 2012
b) Financial data per most recent filing available as of March 28, 2012
c) Conversion based on historical exchange rate as of most recent filing date, except Stock Price, which is based on exchange rate as of March 28, 2012
d) Excluded from Mean and Median calculations
e) As of December 31, 2011 per Image Management
f) Includes Class A and Class B RSAs that will vest in the Merger per vesting provisions set forth in the Company's 10-K filing for the period ending March 31, 2011
g) Based on FY2012 projections provided by Image Management

IMAGE ENTERTAINMENT
- 56 -
SALEM PARTNERS

Image Overview

Precedent Transaction Analysis

- The chart below illustrates selected transactions with target companies comparable to Image, Acorn and the Combined Company.

($US in millions) Date	Target	Acquirer	Implied Enterprise Value	Valuation EV/Revenue	Valuation EV/EBITDA
Jun-11	Maple Pictures Corp.	Alliance Films, Inc.	$35.3	-	-
Mar-11	Finnkino Oy	Ratos AB	164.7	1.31x	-
Jul-10	Miramax Film Corporation	Colony Capital, LLC	663.0	-	-
Jul-10	The Indian Film Company Limited	Viacom 18 Media Pvt., Ltd.	96.0	3.05x	4.9x
Apr-10	HandMade plc (remaining 60.0% stake)	Private investor	28.1	6.81x	-
Oct-09	The Orchard Enterprises, Inc. (remaining 57.6% stake)	Dimensional Associates LLC	15.7	0.25x	-
Jul-09	The Indian Film Company Ltd. (remaining 44.4% stake)	Network 18 Media & Investments Ltd.; Television Eighteen Mauritius Ltd.	35.7	0.57x	0.8x
Jul-09	Media Pro Entertainment Business	Central European Media Enterprises Ltd.	93.6	0.99x	7.2x
Apr-09	Entertainment Rights plc (UK and US operations)	Boomerang Media, LLC	107.9	-	-
Mar-09	Mondo Home Entertainment SpA (additional 24.3% stake)	Guglielmo Marchetti (Mondo CEO)	39.8	0.87x	12.7x
Jan-09	Genius Products, LLC	GNPR Investments LLC	32.5	-	-
Dec-08	Rogue Pictures	Relativity Media, LLC	150.0	-	-
Jul-08	Handleman UK Ltd.	Tesco PLC	18.4	-	-
Jan-08	Reveille LLC	Shine Limited	250.0	-	-
Jan-08	Boomerang TV S.A.	3i Group plc	133.3	-	-
Oct-07	Eagle Pictures S.p.A.	GE Capital SpA; Prima TV S.p.A.	122.3	-	-
Jul-07	Roadside Attractions, LLC	Lions Gate Entertainment Corp.	-	-	-
Jul-07	Medusa Film S.p.A.	Mediaset SpA	231.5	0.87x	-
Jun-07	Dick Clark Productions	Red Zone Capital	175.0	-	-

(Continued on next page)

IMAGE ENTERTAINMENT
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Image Overview

Precedent Transaction Analysis (continued)

- The chart below illustrates selected transactions with target companies comparable to Image, Acorn and the Combined Company.

(Continued from previous page)

($US in millions) Date	Target	Acquirer	Implied Enterprise Value	Valuation EV/Revenue	Valuation EV/EBITDA
Feb-07	Entertainment One Ltd.	Marwyn Investment Management LLP	150.5	0.33x	6.9x
Jan-07	Bertram Group Ltd.	Entertainment UK Ltd.	81.0	-	7.3x
May-06	Baker & Taylor Corporation	Castle Harlan, Inc.	455.0	-	-
Mar-06	Ventura Distribution Inc.	First Look Studios Inc.	16.0	-	3.2x
Jan-06	Liberation Entertainment, Inc.	Clarity Partners, LP	-	-	-
Dec-05	DreamWorks SKG	Viacom (Paramount Pictures)	1,600.0	-	-
May-05	KOCH Entertainment	Entertainment One Ltd.	80.0	-	-
Feb-05	Crown Media Holdings, Inc.	Providence Equity Partners/ 3i	180.0	-	-
Dec-03	Winchester Entertainment plc	ContentFilm, Inc.	16.0	-	-
Oct-03	Artisan Entertainment	Lions Gate Entertainment	229.0	-	5.3x
Jun-03	Cobalt Media Capital Ltd.	Winchester Entertainment plc	38.0	-	-
			Mean	**1.67x**	**6.0x**
			Median	**0.87x**	**6.1x**

IMAGE ENTERTAINMENT

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SALEM PARTNERS

- 59 - Appendix Assessment of the Discount Rate ▪ The weighted average cost of capital (“WACC”) represents the required rate of return on total capitalization . The WACC is comprised of the estimated required rate of return on equity plus the current tax - effected rate of return on long - term debt plus the value of preferred equity, weighted by the relative percentages of equity, debt and preferred in the actual capital structures of public companies in industries comparable to that of the Company . ▪ The weighted average return on total capitalization was estimated in accordance with the following equation : R c = [E/( D+E+P)R e ] + [D/( D+E+P)]( R d )( 1 - T) + [P/(D+E+P)R p ] Where : R c = Weighted average rate of return required on total capitalization ; E = Equity ; R e = Rate of return required on the equity portion of total capitalization ; D = Long - term interest - bearing debt ; R d = Rate of return on the debt portion of total capitalization ; and T = Federal, state and local income taxes at an estimated combined rate of approximately 40 . 0% ; P = Preferred equity ; R p = Dividend yield of preferred equity . ▪ To estimate the return on equity, we applied the Capital Asset Pricing Model (“CAPM”). The CAPM is a generally accepted metho d f or estimating an investor’s return requirement, and hence a company’s cost of equity capital. ▪ CAPM is represented by the following algebraic equation: Re = R f + β (R m – R f ) + S sp Where : Re = Equity rate of return; R f = Risk - free rate of return; β = Beta (systematic risk coefficient for the particular investment); (R m – R f ) = Equity risk premium expected on equity investments in a diversified portfolio of large capitalization common stocks; S sp = Size premium adjustment to the cost of equity due to the size of the reporting units.

- 60 - Appendix Assessment of the Discount Rate – Image WACC Assumptions ▪ We have made the following assumptions in the WACC . – Risk - free Rate – We utilized a risk - free rate based on the current 10 - year US Treasury rate of 2 . 187 % as of March 28 , 2012 . – Beta – We utilized a beta of 0 . 902 based on the 5 - year historical daily adjusted betas of comparable companies per Bloomberg as of March 28 , 2012 . – Cost of Equity – We utilized a Cost of Equity of 14 . 6% , based on 2011 Ibbotson Valuation Yearbook estimates of 6 . 7 % for long - horizon expected equity risk premium and an additional premium of 6 . 3 % for the smallest capitalization decile in their analysis . – Cost of Preferred – We utilized a Cost of Preferred of 12 . 0 % based on the Series B Preferred Stock dividend of 12 . 0% . – Cost of Debt – We utilized a Cost of Debt of 5 . 0 % based on the weighted average interest rate of debt held by Image as of December 31 , 2011 . – Capital Structure – We used ratios of 35 . 9% , 48 . 2 % and 15 . 9 % for the weighting of common equity, preferred equity and debt, respectively, based on the information provided by the Company as of December 31 , 2011 and publicly available market information as of March 28 , 2012 . ▪ Based on our analysis of the companies in industries comparable to that of Image, we determined the WACC for the Company to be 11 . 5% .

- 61 - Appendix Assessment of the Discount Rate – Acorn WACC Assumptions ▪ We have made the following assumptions in the WACC . – Risk - free Rate – We utilized a risk - free rate based on the current 10 - year US Treasury rate of 2 . 187 % as of March 28 , 2012 . – Beta – We utilized a beta of 0 . 923 based on the 5 - year historical daily adjusted betas of comparable companies per Bloomberg as of March 28 , 2012 . – Cost of Equity – We utilized a Cost of Equity of 14 . 7% , based on 2011 Ibbotson Valuation Yearbook estimates of 6 . 7 % for long - horizon expected equity risk premium and an additional premium of 6 . 3 % for the smallest capitalization decile in their analysis . – Cost of Debt – We utilized a Cost of Debt of 4 . 5 % based on debt held by Acorn following the acquisition of Agatha Christie Ltd . , the terms of which are described in the Acorn Credit Agreement dated February 28 , 2012 . – Capital Structure – We used ratios of 81 . 4 % and 18 . 6 % for the weighting of equity and debt, respectively, based on the information provided by Image Management, including Acorn’s audited financial statements for the year ending December 31 , 2011 . ▪ Based on our analysis of the companies in industries comparable to that of Acorn, we determined the WACC for Acorn to be 12 . 5% .

- 62 - Appendix Assessment of the Discount Rate – Combined Company WACC Assumptions ▪ We have made the following assumptions in the WACC . – Risk - free Rate – We utilized a risk - free rate based on the current 10 - year US Treasury rate of 2 . 187 % as of March 28 , 2012 . – Beta – We utilized a beta of 0 . 970 based on the 5 - year historical daily adjusted betas of comparable companies per Bloomberg as of March 28 , 2012 . – Cost of Equity – We utilized a Cost of Equity of 15 . 0% , based on 2011 Ibbotson Valuation Yearbook estimates of 6 . 7 % for long - horizon expected equity risk premium and an additional premium of 6 . 3 % for the smallest capitalization decile in their analysis . – Cost of Debt – We utilized a Cost of Debt of 7 . 1 % based on the estimated weighted average interest rate of debt held by the Combined Company following the completion of the Transactions, provided by Image Management . – Capital Structure – We used ratios of 74 . 4 % and 25 . 6 % for the weighting of equity and debt, respectively, based on the Image Management’s estimation of the capital structure of the Combined Company following the completion of the Transactions . ▪ Based on our analysis of the companies in industries comparable to that of the Combined Company, we determined the WACC for the Combined Company to be 12 . 3% .

Appendix

Assessment of the Discount Rate – Image WACC

- The charts below illustrate the WACC for Image based on publicly traded comparable companies.

Public Comparables

($US in millions)

Name	Ticker	Levered Beta [a]	Total Debt [b]	Mkt. Val. Equity [b]	Pref Equity [b]	Debt/ Equity	Pref/ Equity	Unlevered Beta [c]
DHX Media Ltd. [d]	TSX:DHX	0.321	$37.8	$51.1	$0.0	73.9%	0.0%	0.222
Navarre Corp.	NasdaqGM:NAVR	0.605	0.0	67.2	0.0	0.0%	0.0%	0.605
Rentrak Corporation	NasdaqGS:RENT	0.704	0.5	247.2	0.0	0.2%	0.0%	0.703
Gaiam Inc.	NasdaqGM:GAIA	1.136	0.0	97.1	0.0	0.0%	0.0%	1.136
Entertainment One Ltd. [d]	LSE:ETO	0.386	184.8	453.1	0.0	40.8%	0.0%	0.310
DreamWorks Animation SKG Inc.	NasdaqGS:DWA	0.877	0.0	1,543.6	0.0	0.0%	0.0%	0.877
CBS Corporation	NYSE:CBS	1.365	5,982.0	20,936.0	0.0	28.6%	0.0%	1.165
Viacom, Inc.	NasdaqGS:VIAB	1.093	7,790.0	25,743.7	0.0	30.3%	0.0%	0.925
News Corp.	NasdaqGS:NWSA	1.306	15,454.0	48,528.9	0.0	31.8%	0.0%	1.096
Lions Gate Entertainment Corp.	NYSE:LGF	0.810	948.0	1,949.1	0.0	48.6%	0.0%	0.627
Walt Disney Co.	NYSE:DIS	1.051	14,386.0	77,985.6	0.0	18.4%	0.0%	0.946
Time Warner Inc.	NYSE:TWX	1.051	19,524.0	35,188.2	0.0	55.5%	0.0%	0.789

Average	**0.784**
Average Unlevered Beta for Comps	0.784
Image D/(D+P+E) [e][f]	15.9%
Image Cost of Debt (R_d)	5.0%
Image Levered Beta	**0.902**

WACC

Market Risk Premium (Rm - R_f) [g]	6.7%
Multiplied by: Image Levered Beta	0.902
Adjusted Market Risk Premium	6.0%
Add: Risk-Free Rate of Return (R_f) [h]	2.2%
Add: Size Premium (R_{sp}) [i]	6.4%
Cost of Equity	**14.6%**
Multiplied by: Image E/(D+P+E) [e][f]	35.9%
Cost of Equity Portion	5.2%
Cost of Preferred (R_p) [j]	**12.0%**
Multiplied by: Image P/(D+P+E) [e][f]	48.2%
Cost of Preferred Portion	5.8%
Image Cost of Debt (R_d) [f]	5.0%
Image Tax Rate [c]	40.0%
After-Tax Cost of Debt	**3.0%**
Multiplied by: Image D/(D+P+E) [e][f]	15.9%
Cost of Debt Portion	0.5%
WACC	11.5%

Notes:

a) *Bloomberg 5-year daily adjusted beta as of March 28, 2012*
b) *Financial data per most recent filing available as of March 28, 2012*
c) *Based on 40% tax rate*
d) *Conversion based on historical exchange rate as of most recent filing date*
e) *Based on fully diluted shares outstanding and vestable shares in change of control as of February 29, 2012, provided by Management and Company Stock price as of March 28, 2012*
f) *Per Company 10-Q filing for the period ending December 31, 2011*
g) *Based on 2011 Ibbotson SBBI Valuation Yearbook long-horizon large company market risk premia*
h) *Based on 10-year U.S. Treasury as of March 28, 2012*
i) *Based on 2011 Ibbotson SBBI Valuation Yearbook equity risk size premia*
j) *Based on Series B Preferred Stock 12.0% dividend*

IMAGE ENTERTAINMENT

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SALEM PARTNERS

Appendix

Assessment of the Discount Rate – Acorn WACC

- The charts below illustrate the WACC for Acorn based on publicly traded comparable companies.

Public Comparables

($US in millions)

Name	Ticker	Levered Beta [a]	Total Debt [b]	Mkt. Val. Equity [b]	Pref Equity [b]	Debt/ Equity	Pref/ Equity	Unlevered Beta [c]
DHX Media Ltd. [d]	TSX:DHX	0.321	$37.8	$51.1	$0.0	73.9%	0.0%	0.222
Navarre Corp.	NasdaqGM:NAVR	0.605	0.0	67.2	0.0	0.0%	0.0%	0.605
Rentrak Corporation	NasdaqGS:RENT	0.704	0.5	247.2	0.0	0.2%	0.0%	0.703
Gaiam Inc.	NasdaqGM:GAIA	1.136	0.0	97.1	0.0	0.0%	0.0%	1.136
Entertainment One Ltd. [d]	LSE:ETO	0.386	184.8	453.1	0.0	40.8%	0.0%	0.310
DreamWorks Animation SKG Inc.	NasdaqGS:DWA	0.877	0.0	1,543.6	0.0	0.0%	0.0%	0.877
CBS Corporation	NYSE:CBS	1.365	5,982.0	20,936.0	0.0	28.6%	0.0%	1.165
Viacom, Inc.	NasdaqGS:VIAB	1.093	7,790.0	25,743.7	0.0	30.3%	0.0%	0.925
News Corp.	NasdaqGS:NWSA	1.306	15,454.0	48,528.9	0.0	31.8%	0.0%	1.096
Lions Gate Entertainment Corp.	NYSE:LGF	0.810	948.0	1,949.1	0.0	48.6%	0.0%	0.627
Walt Disney Co.	NYSE:DIS	1.051	14,386.0	77,985.6	0.0	18.4%	0.0%	0.946
Time Warner Inc.	NYSE:TWX	1.051	19,524.0	35,188.2	0.0	55.5%	0.0%	0.789

Average	**0.784**
Average Unlevered Beta for Comps	0.784
Acorn D/(D+E) [e]	18.6%
Acorn Cost of Debt (R_d)	4.5%
Acorn Levered Beta	**0.923**

WACC

Market Risk Premium (Rm - R_f) [f]	6.7%
Multiplied by: Acorn Levered Beta	0.923
Adjusted Market Risk Premium	6.2%
Add: Risk-Free Rate of Return (R_f) [g]	2.2%
Add: Size Premium (R_{sp}) [h]	6.4%
Cost of Equity	**14.7%**
Multiplied by: Acorn E/(D+E) [e]	81.4%
Cost of Equity Portion	12.0%
Acorn Cost of Debt (R_d) [i]	4.5%
Acorn Tax Rate [c]	40.0%
After-Tax Cost of Debt	**2.7%**
Multiplied by: Acorn D/(D+E) [e]	18.6%
Cost of Debt Portion	0.5%
WACC	**12.5%**

Notes:

a) Bloomberg 5-year daily adjusted beta as of March 28, 2012
b) Financial data per most recent filing available as of March 28, 2012
c) Based on 40% tax rate
d) Conversion based on historical exchange rate as of most recent filing date
e) Based on Acorn Stock Purchase Agreement, Acorn audited financial statements for the period ending December 31, 2011 and other information provided by Image Management
f) Based on 2011 Ibbotson SBBI Valuation Yearbook long-horizon large company market risk premia
g) Based on 10-year U.S. Treasury as of March 28, 2012
h) Based on 2011 Ibbotson SBBI Valuation Yearbook equity risk size premia
i) Based on Acorn Credit Agreement dated February 28, 2012

IMAGE ENTERTAINMENT

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SALEM PARTNERS

Appendix

Assessment of the Discount Rate – Combined Company WACC

- The charts below illustrate the WACC for the Combined Company based on publicly traded comparable companies.

Public Comparables

($US in millions)

Name	Ticker	Levered Beta [a]	Total Debt [b]	Mkt. Val. Equity [b]	Pref Equity [b]	Debt/ Equity	Pref/ Equity	Unlevered Beta [c]
DHX Media Ltd. [d]	TSX:DHX	0.321	$37.8	$51.1	$0.0	73.9%	0.0%	0.222
Navarre Corp.	NasdaqGM:NAVR	0.605	0.0	67.2	0.0	0.0%	0.0%	0.605
Rentrak Corporation	NasdaqGS:RENT	0.704	0.5	247.2	0.0	0.2%	0.0%	0.703
Gaiam Inc.	NasdaqGM:GAIA	1.136	0.0	97.1	0.0	0.0%	0.0%	1.136
Entertainment One Ltd. [d]	LSE:ETO	0.386	184.8	453.1	0.0	40.8%	0.0%	0.310
DreamWorks Animation SKG Inc.	NasdaqGS:DWA	0.877	0.0	1,543.6	0.0	0.0%	0.0%	0.877
CBS Corporation	NYSE:CBS	1.365	5,982.0	20,936.0	0.0	28.6%	0.0%	1.165
Viacom, Inc.	NasdaqGS:VIAB	1.093	7,790.0	25,743.7	0.0	30.3%	0.0%	0.925
News Corp.	NasdaqGS:NWSA	1.306	15,454.0	48,528.9	0.0	31.8%	0.0%	1.096
Lions Gate Entertainment Corp.	NYSE:LGF	0.810	948.0	1,949.1	0.0	48.6%	0.0%	0.627
Walt Disney Co.	NYSE:DIS	1.051	14,386.0	77,985.6	0.0	18.4%	0.0%	0.946
Time Warner Inc.	NYSE:TWX	1.051	19,524.0	35,188.2	0.0	55.5%	0.0%	0.789

Average	**0.784**
Average Unlevered Beta for Comps	0.784
Combined Company D/(D+E) [e,f,g]	25.6%
Combined Company Cost of Debt (R_d)	7.1%
Combined Company Levered Beta	**0.970**

WACC

Market Risk Premium (R_m - R_f) [h]	6.7%
Multiplied by: Combined Company Levered Beta	0.970
Adjusted Market Risk Premium	6.5%
Add: Risk-Free Rate of Return (R_f) [i]	2.2%
Add: Size Premium (R_{sp}) [j]	6.4%
Cost of Equity	**15.0%**
Multiplied by: Combined Company E/(D+E) [e,f,g]	74.4%
Cost of Equity Portion	11.2%
Combined Company Cost of Debt (R_d) [e]	7.1%
Combined Company Tax Rate [c]	40.0%
After-Tax Cost of Debt	**4.2%**
Multiplied by: Combined Company D/(D+E) [e,f,g]	25.6%
Cost of Debt Portion	1.1%
WACC	**12.3%**

Notes:

a) *Bloomberg 5-year daily adjusted beta as of March 28, 2012*
b) *Financial data per most recent filing available as of March 28, 2012*
c) *Based on 40% tax rate*
d) *Conversion based on historical exchange rate as of most recent filing date*
e) *Based on the Merger Agreement, Acorn Stock Purchase Agreement, Preferred Stock Purchase Agreement and other information provided by Image Management*
f) *Includes Class A and Class B RSAs that will vest in the Merger per vesting provisions set forth in the Company's 10-K filing for the period ending March 31, 2011*
g) *Based on 30% redemption of Purchaser Shares pursuant to the Redemption Rights and forfeiture of RLJ Shares such that the remaining number of shares in the Combined Company owned by RLJ Founder is equal to 1,903,000*
h) *Based on 2011 Ibbotson SBBI Valuation Yearbook long-horizon large company market risk premia*
i) *Based on 10-year U.S. Treasury as of March 28, 2012*
j) *Based on 2011 Ibbotson SBBI Valuation Yearbook equity risk size premia*

IMAGE ENTERTAINMENT

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SALEM PARTNERS

- 66 - Appendix Discounted Cash Flow Analysis – Image Assumptions ▪ Revenue, COGS, SG&A, D&A, One - time costs and RSA Expense : Based on Image Management estimates for the period April 1 , 2012 through March 31 , 2015 . ▪ EBITDA : Calculated as Operating Income plus depreciation, amortization, One - time Costs and RSA expense . ▪ Taxes : Assumes existing value of NOLs is applied against future taxable income, per Image Management estimates . ▪ Working Capital : Salem Partners’ estimates based on historical Inventories and Accounts Payable as a percentage of COGS, together with Accounts Receivable and other current assets and current liabilities projected as a percentage of sales . ▪ Capex : Salem Partners’ estimates based on Company historical operations from the Company’s financial statements . ▪ Free Cash Flow : Calculated as EBITDA less Taxes, Net Change in Working Capital and Capital Expenditures . ▪ Cost of Capital : Discount Rate of 11 . 5 % based on Weighted Average Cost of Capital analysis . - Assumes year - end convention, discounted back to March 31 , 2012 ▪ Terminal Value considered both perpetual growth rate and EBITDA multiple at exit - Perpetual growth rate scenario based on Gordon Growth Model assumptions where NPV=FCF t+ 1 /(r - g), where : - EBITDA exit multiple scenario based on a March 31 , 2015 exit and FY 2015 E EBITDA of $ 8 . 1 million per Image Management projections and 5 . 0 x exit multiple per Salem Partners estimates . ▪ Additional sensitivity analysis was conducted based on a range of discount rates from 9 . 5 % to 13 . 5% , and using both the perpetual growth rate and EBITDA multiple at exit to determine terminal value and enterprise value . r = Discount rate of 11.5% g = Perpetual growth rate of 3.0% based on Salem Partners’ estimates of perpetual stable state company growth FCF t+1 = 2016 Free Cash Flow, estimated as FY2015E Free Cash Flow of $6.6 million x (1+g)

- 67 - Appendix Discounted Cash Flow Analysis – Acorn Assumptions ▪ Revenue, EBITDA, D&A, Other Expense, Taxes and Operating Cash Flow : Based on Image Management estimates for the period April 1 , 2012 through December 31 , 2016 . ▪ EBITDA : Includes deductions for Product & Product Development Amortization expense and for the Minority Interest held in Agatha Christie Ltd . ▪ Operating Cash Flow : Includes deductions for Product & Product Development Amortization expense and for the Minority Interest held in Agatha Christie Ltd . ▪ Free Cash Flow : Calculated as Operating Cash Flow, less Capital Expenditures estimated to be de minimis by Image Management . ▪ Cost of Capital : Discount Rate of 12 . 5 % based on Weighted Average Cost of Capital analysis . - Assumes year - end convention, discounted back to March 31 , 2012 ▪ Terminal Value considered both perpetual growth rate and EBITDA multiple at exit - Perpetual growth rate scenario based on Gordon Growth Model assumptions where NPV=FCF t+ 1 /(r - g), where : - EBITDA exit multiple scenario based on a March 31 , 2016 exit and FY 2016 E EBITDA of $ 37 . 7 million per Image Management projections, adjusted for Product Development Amortization expense and the Minority Interest held in Agatha Christie Ltd . , and 5 . 0 x exit multiple per Salem Partners estimates . ▪ Additional sensitivity analysis was conducted based on a range of discount rates from 10 . 5 % to 14 . 5% , and using both the perpetual growth rate and EBITDA multiple at exit to determine terminal value and enterprise value . r = Discount rate of 12.5% g = Perpetual growth rate of 3.0% based on Salem Partners’ estimates of perpetual stable state company growth FCF t+1 = 2017 Free Cash Flow, estimated as FY2016E Free Cash Flow of $17.3 million x (1+g)

- 68 - Appendix Discounted Cash Flow Analysis – Combined Company Assumptions ▪ Revenue, EBITDA, D&A, Other Expense, Taxes and Operating Cash Flow : Based on Image Management estimates for the period April 1 , 2012 through December 31 , 2016 . ▪ EBITDA : Includes deductions for Product & Product Development Amortization expense and for the Minority Interest held in Agatha Christie Ltd . ▪ Operating Cash Flow : Includes deductions for Product & Product Development Amortization expense and for the Minority Interest held in Agatha Christie Ltd . ▪ Free Cash Flow : Calculated as Operating Cash Flow, less Capital Expenditures estimated to be de minimis by Image Management . ▪ Cost of Capital : Discount Rate of 12 . 3 % based on Weighted Average Cost of Capital analysis - Assumes year - end convention, discounted back to March 31 , 2012 ▪ Terminal Value considered both perpetual growth rate and EBITDA multiple at exit - Perpetual growth rate scenario based on Gordon Growth Model assumptions where NPV=FCF t+ 1 /(r - g), where : - EBITDA exit multiple scenario based on a March 31 , 2016 exit and FY 2016 E EBITDA of $ 59 . 4 million per Image Management projections, adjusted for Product Development Amortization expense and the Minority Interest held in Agatha Christie Ltd . , and 5 . 0 x exit multiple per Salem Partners estimates . ▪ Additional sensitivity analysis was conducted based on a range of discount rates from 10 . 3 % to 14 . 3% , and using both the perpetual growth rate and EBITDA multiple at exit to determine terminal value and enterprise value . r = Discount rate of 12.3% g = Perpetual growth rate of 3.0% based on Salem Partners’ estimates of perpetual stable state company growth FCF t+1 = 2017 Free Cash Flow, estimated as FY2016E Free Cash Flow of $34.5 million x (1+g)